                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          --------------------------

                                Amendment No. 9
                                      To
                                    FORM 10

                  General Form For Registration of Securities
                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934


                          USA VIDEO INTERACTIVE CORP.
            (Exact name of registrant as specified in its charter)


                 Wyoming                                 06-15763-91
     -------------------------------               ----------------------
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)               Identification Number)


                               70 Essex Street,
                           Mystic, Connecticut 06355
 (Address, including postal code, of registrant's principal executive offices)


     Registrant's telephone number, including area code:  1 (800) 625-2200



   Securities to be registered under Section 12(b) of the Exchange Act: None

   Securities to be registered under Section 12(g) of the Exchange Act:
   Common Shares


--------------------------------------------------------------------------------

                          USA VIDEO INTERACTIVE CORP.

                                    FORM 10

                               TABLE OF CONTENTS

PART I                                                                                 Page
                                                                                       ----
Item   1.     Business...........................................................         3

Item   2.     Financial Information..............................................        32

Item   3.     Properties.........................................................        35

Item   4.     Security Ownership of Certain Beneficial Owners and Management.....        35

Item   5.     Directors and Executive Officers...................................        37

Item   6.     Executive Compensation.............................................        39

Item   7.     Certain Relationships and Related Transactions.....................        41

Item   8.     Legal Proceedings..................................................        42

Item   9.     Market Price of and Dividends on USA Video's Common Equity and
              Related Stockholder Matters........................................        44

Item  10.     Recent Sales of Unregistered Securities............................        45

Item  11.     Description of Securities to Be Registered.........................        48

Item  12.     Indemnification of Directors and Officers..........................        50

Item  13.     Financial Statements and Supplementary Data........................        52

Item  14.     Changes in and Disagreements with Accountants on Accounting
              and Financial Disclosure...........................................        81

Item  15(a).  Financial Statements...............................................        81

Item  15(b).  Exhibits...........................................................        81

ITEM 1.   Business

                            Description of Business

     Introduction
     ------------

     USA Video Interactive Corporation (hereinafter "USA Video") provides an array of products and services that allow businesses and individuals to transmit video data through the Internet and other local and wide area networks, while maintaining superior video quality at the receiving end. USA Video's key areas of market focus are education, training, and entertainment for institutions, corporations, and consumers. The key technologies that create business opportunity for USA Video are the following:

          Video compression technology, which allows large video files to be greatly reduced in size to optimize use of available bandwidth. In the absence of compression, video files are much too large to be efficiently streamed or downloaded. Even with high bandwidth connections, compression is necessary for timely product delivery. The goal of compression innovation is to minimize the video file size while retaining as much of the original video quality as possible;
          and

          Store and Forward Video-on-Demand ("VoD") technology, a patented technique for transmitting video over switched (telephone-like) networks and allowing the user to view the video using videocassette recorder (VCR)-like controls (play, pause, stop, etc.). Store and Forward VoD is the mechanism by which the delivery of compressed video is managed and, together with compression technology, facilitates the delivery of video to an end user in a timely and interactive fashion.

          The products and services made possible by these technologies and which form the basis of USA Video's business operations are as follows:

 .    End-to-end systems for converting and delivering live or recorded video from an analog source (e.g., camera, videotape, cable hookup) to the end user's viewing device (computer or television) via a variety of network options (e.g., Internet, Intranet, satellite, wireless). These systems are all inclusive, including hardware, software, assembly, training, documentation, installation, and post-installation maintenance support;

 .    Content management and encoding services, which involve maintaining digital video libraries and encoding (that is, digitizing and compressing) content to populate these libraries on a video server, a significant undertaking for many schools and corporate training departments;

 .    Content creation and editing services, which involve a variety of video production services to develop content where none exists;

 .    Web site development to support video streaming systems, involving programming and authoring services for web sites with a primary purpose of delivering video;

 .    Hosting for web-based video delivery, which involves set up and ongoing maintenance of a video service on USA Video-owned or leased equipment;

 .    Event support, which includes all labor, travel, equipment transport, editing, encoding, and delivery associated with a live webcast or post-event video broadcast.


          USA Video's products and services generate revenues that can be categorized as listed below: (A near-term (6 to 12 months) projected revenue breakdown is in parentheses. However, the longer term revenue forecast will likely shift more toward recurring revenues from technology and content licensing fees and advertising.)

1.   Sales of hardware, software, and peripheral system components (25%);

2. Engineering services associated with system development, integration, installation, training, and support (25%);

3.   Software development services (10%);

4.   Licensing fees for proprietary USA Video technologies (10%);

5. Licensing and distribution of wholly owned content or on a shared revenue basis with content providers (10%).

6.   Services and fees to host web-based video delivery services (10%);

7.   Services and fees to support events (5%)

8. Revenues from advertising contained within content and associated with web hosting and event support (5%).


     The basis for this breakdown is the number of existing proposals for video distribution systems and related engineering services (the first two items above). Currently, USA Video has a total of 18 active proposals submitted to prospective clients. The 18 proposals each have the potential of producing a range of revenues within the next six to twelve months from $200,000 to $3.5 million. Several may produce additional recurring sales if the client is satisfied with the initial installation. At this time, USA Video is unable to determine when or if the proposals will become actual sales and when or if revenues will be generated from any sales. USA Video does not have any signed agreements or letters of intent with respect to the 18 proposals. The proposals are currently under negotiation and may result in less than the proposed revenue amounts or no revenue at all. The limitations of projections are potential contract negotiation difficulties, customer budget uncertainties and solvency, delays in planned deployment schedules, and conditional acceptance of initial installations.



     Pursuing video distribution system sales has been a primary business development focus in recent months. However, USA Video is concurrently pursuing business in all of the areas listed above. A single successful event, such as an internationally viewed webcast, could shift the projected revenue percentages such that more are realized from the fifth and sixth items above. Likewise, a large-scale hardware adaptation of proprietary technology could greatly increase licensing fees. The percentages apply to the time of this submission, but may change over the next year.


     Investors are cautioned against attributing undue certainty to management's assessments. There can be no guarantee that current discussions with clients will result in actual sales. As new information on conversion of proposals to contracts is obtained, updated financial information will be furnished to investors by way of periodic Exchange Act reports. Further, as disclosed in this document under "Outlook: Issues and Uncertainties," absent significant revenues, USA Video's auditors have expressed doubt about USA Video's ability to continue as a going concern. In addition, since USA Video has just recently emerged from the development stage, it has not generated a profit and expects to continue to incur net losses for the foreseeable future. USA Video's net losses for the years ended December 31, 1999, 1998 and 1997 were $1,657,078, $981,598 and
$678,156, respectively. As a percentage of revenues, net losses were approximately 800% in 1999. As of December 31, 1999, the deficit accumulated during the development stages totaled $20,640,830. USA Video expects to continue to increase its marketing and sales expenses from $420,000 in 1999 to $1.6 million in 2000 (including $250,000 of infrastructure expenses associated with sales and marketing) and $4.1 million in 2001; product development expenses from approximately $100,000 in 1999 to $900,000 in 2000 and $1.3 million in 2001; and general and administrative expenses from approximately $1.1 million in 1999 to $1.5 million in 2000 and $4.6 million in 2001. As a result of these increased expenditures, USA Video will need to generate significant additional revenue and/or raise funds to achieve profitability.

     Cognizant of these circumstances, USA Video is fully engaged in all of the above product and service areas. It has agreements in place with Internet Service Providers (ISPs) to offer hosting services to its clients. It owns the equipment and has the personnel resources necessary to perform all of the listed services. The capital necessary to develop and test its prototype end-to-end video system was expended early in 2000, then this prototype was subsequently sold to a customer, negating the capital outlay. Details on the individual components of this system, including its video encoders and servers, are described in the section entitled "USA Video's Technology." All of its future capital expenditures for such systems will be customer driven.

     No revenues were generated in 1997 and 1998. In 1999, USA Video generated revenues of $20,500 from a sale to Enersphere, half of which is attributable to sale of media server hardware, software and peripheral components, and half is attributable to engineering services. Year-to-date in 2000, USA Video has generated revenues of $240,000 from sales to Inetcable ($165,000); Polomania ($15,000); and a proprietary client ($60,000) who wishes not to be identified by USA Video for competitive reasons. Breakdowns of these sales are provided in the "Management Discussion and Analysis" section of this document under the subheading "Revenues."

     Evolution of USA Video
     ----------------------

     . April 18, 1986, USA Video was incorporated as First Commercial Financial Group Inc. in the Province of Alberta, Canada.

     . September 1, 1989, USA Video changed its name to Micron Metals Canada Corp. and forward split its common shares on a two for one basis.

     . November 1991, USA Video acquired 100% of the outstanding shares of USA Video Inc., which was incorporated in Texas in 1990, pursuant to a purchase agreement dated November 21, 1991 and amended March 6, 1992, July 28, 1992 and September 15, 1992.

     . December 24, 1991, USA Video incorporated a wholly-owned subsidiary, USA Video Corp., in the State of Nevada.

     .    April 6, 1992, USA Video changed its name to USA Video
          Corporation.

     . May 4, 1993, USA Video Corp, a subsidiary of USA Video changed its name to USA Video (California) Corporation.

     . July 28, 1993, USA Video Inc, a subsidiary of USA Video changed its name to USA Video Corporation.

     .    January 3, 1995, USA Video changed its name to USA Video Interactive
          Corp.

     . February 16, 1995 USA Video continued its corporate jurisdiction from the Province of Alberta to the State of Wyoming.

     . February 23, 1995, USA Video consolidated its common shares on a one for five basis.

     . July, 1998, USA Video created the USA Video Interactive Programming division.

     . June 14, 1999, USA Video incorporated another wholly-owned subsidiary, Merging Rivers Media Corporation, Inc., in the State of Wyoming.

     . May 10, 2000, Merging Rivers Media Corp changed its name to USA Video Productions, Inc., with the intention of increasing USA Video's emphasis on content production and webcasting.

     During 1999, USA Video formed several new operational divisions of the company:

     . A Media Services division to create and/or digitize video content for Internet advertisers, advertising agencies, theater studios, and others.

     . An Engineering Services division to handle sales and service of its servers, switches and telecommunications equipment.

     . A West Coast subsidiary, USA Video Productions, Inc. (formerly Merging Rivers Media Corp.), an Internet-television advertising agency, to focus on entertainment-related activities.

     . A Programming Division, for the express purpose of negotiating and finalizing contracts related to content services.

     USA Video is a public company emerging from the development stage listed on the Canadian Venture Exchange under the trading symbol "US" and on the pink sheets operated by the National Quotation Bureau under the trading symbol "USVO".

     A development stage company is one where substantial efforts are devoted to establishing a new business but the planned principal business has not commenced or has commenced but has not generated significant revenues. This describes USA Video through 1999. However, a shift has occurred and USA Video is now focused on marketing and selling its products and services and as such expects revenues to significantly increase in 2000. USA Video is essentially "emerging" from its development stage by fully implementing its principal business.

     USA Video's executive offices are located at 70 Essex Street, Mystic, Connecticut 06355, telephone: (800) 625-2200 and its corporate offices are located at #507, 837 West Hastings Street, Vancouver, B.C., V6C 3N6 , telephone:
(604) 685-1017, (800) 321-8564, Fax: (604) 685-5777.

   USA Video's Technology
   ----------------------

   USA Video's technology falls into two major categories:

 . Proprietary technologies that facilitate efficient video transmission (also called streaming) through various fixed or switched networks. These technologies include the company's Wavelet compression techniques and its Store and Forward Video-on-Demand technology. (Wavelet options include those developed by USA Video engineers or licensed from third parties and modified and improved by USA Video engineers.)

 . Engineering and scientific expertise to integrate and employ these proprietary technologies for various system and service related applications, as defined in the "Introduction" section.

     Licensing of proprietary technology is part of USA Video's business model. When we deliver a video distribution system, the system incorporates this technology and the customer pays a license fee. On the other hand, if the technology is integrated into the equipment of a third party (e.g. another manufacturer's video server), USA Video still collects a licensing fee.

     USA Video's team of engineers and scientists can customize tailored systems to meet client needs. The following table indicates the application of these technology areas to the products and services defined in the "Introduction" section:

Product or Service                Proprietary Technology   Engineering Expertise
------------------                ----------------------   ---------------------
End-to-end video distribution                 Yes                  Yes
systems

Content management and                        Yes                  Yes
encoding

Content creation and editing                  No                   Yes

Web site development                          No                   Yes

Hosting for web-based video                   Yes                  Yes
delivery

Event support                                 Yes                  Yes

The application of these two technology areas to these products and services are discussed further in the following two subsections. A third subsection, End-to-End Video Distribution Systems, is included because of the significant percentage (50%) of near-term revenue that this area of business is expected to generate. (Note: End-to-end video systems are associated with the first two revenue sources addressed in the Introduction.)

     Proprietary Technologies.  USA Video's proprietary technologies include 1)
     ------------------------
Wavelet compression and 2) Store and Forward Video-on-Demand. These technologies are incorporated into the company's products, such as its end-to-end video distribution systems. In addition, it uses these technologies in performing services such as encoding content or providing event support. Whether these technologies are included in systems or used to provide services, revenues are generated for the licensing of the intellectual property. A brief discussion of each of these technologies follows.

          Wavelet Compression. Although USA Video's business is not constrained to a particular compression technique, advanced Wavelet compression technology is integral to the marketing of its product and services. Since Wavelet compression significantly reduces the amount of data used to represent video images without reducing the image quality, this technique provides more efficient streaming of video, regardless of network bandwidth, than do competing technologies. Furthermore, unlike compression using the Discrete Cosine Transform (e.g., MPEG), which segments the original image and can create a visually unpleasant blockiness, Wavelet processing is applied across the entire image, allowing higher compression ratios without blockiness. For these reasons, USA Video integrates Wavelet coders-decoders (codecs) into its products and continues to pursue advanced research and development in order to further improve the technique.

          Store and Forward Video-on-Demand. USA Video has designed and patented this technology for the delivery of video programs on an "on-demand" basis. This capability allows a user located remotely from a video source to control the viewing of selected video over the Internet (or other network) using VCR-like controls. Unlike the pay-per-view model where the video is run to completion without the possibility of pausing once it is started, this technology provides a two-way connection, allowing the user to manage the content delivery.

     Engineering and Scientific Expertise.  USA Video has a team of highly
     ------------------------------------
educated and experienced engineers, scientists, software developers, and system architects. Currently, 2 scientists, 2 engineers, 5 software developers and 2 system architects are employed in full-time or consultant status. The team's extensive experience in providing tailored systems to customer needs is currently being applied to development of USA Video's end-to-end video streaming systems and to solving difficult architecture and infrastructure problems encountered while implementing these systems at different customer sites. For example, this team pioneered innovative methods of delivering a video broadcast over a satellite network in order to meet one client's requirements. As implied above, USA Video continues to work on advancing the Wavelet compression technology and is developing a version of Wavelet that will function under the Unix operating system associated with many high-end workstations and servers (e.g., Sun, Hewlett-Packard, Compaq). This version will complement USA Video's current Windows-based technology.

     End-to-End Video Distribution Systems. As implied by the term "end-to-end,"
     -------------------------------------
USA Video's system process begins with an analog video content source, such as a camera or videotape, and finishes with the source video being viewed on a user's computer that can be located across the room or across the country. There is no requirement for any of these components to reside side-by-side. System components contributing to this total process are as follows:

     Encoder - Digitizes and compresses the video signal to allow its transmission across a network. When video is compressed using USA Video's Wavelet technology, there is sufficient data reduction to allow the video to be forwarded to its destination as a live broadcast. Alternatively, the data can be stored to disk for future start-to-finish viewing or VoD. During the encoding process, parameters such as image size, frames per second, and compression method, are adjusted to make use of available delivery bandwidth. For high bandwidths, higher streaming rates are targeted to produce higher fidelity video at the user end. However, setting parameters to increase video fidelity results in a larger video file size, thus requiring more disk storage space.


     Server - Stores the digitized and compressed video and manages the delivery of video to users (either live or after the fact). The number of simultaneous users supported by a single server can be determined by dividing the total delivery capacity of the server by the available streaming rate which is determined by the user's connectivity:

     Modem - streaming rates of 22 to 56 Kbits/second;

     DSL - streaming rates of 384 Kbits/second to 1.5 Mbits/second;

     T1 - streaming rate of 1.544 Mbits/second or fractional 64 Kbit/second increments.

     For example, a typical USA Video server has a delivery capacity of 80 Mbit/second. For this server, a streaming rate of 56 Kbit/second will allow almost 1500 users, while a streaming rate of 1 Mbit/second will support only 80 users. Up to the specified maximum number of users, video quality is not impacted by number of users. Exceeding this maximum is avoided by preventing hookup once the maximum has been reached. An unlimited number of users can be supported by connecting multiple servers in parallel within a single system.


     Distribution Network - The connectivity for distribution of the video data. This is not part of the system; however, USA Video customizes system components to optimize the use of the existing network, no matter what the method (e.g., Internet, satellite, fiber-optic cable, phone line) or available bandwidth. For example, because quality degradation and latency are issues in networks with many signal routing nodes, USA Video pioneered satellite delivery methods specifically to minimize this impact.

     Client - A computer or television equipped to process encoded video. For a computer, this equipment could be a web browser, a standard Windows Media Player, and a Wavelet decoder plug-in provided by USA Video. To access the video, the computer user would simply click on a web page link.

     The video distribution system is flexible and scalable, meaning that it can be configured and sized to meet individual client requirements. For example, a small school wanting to eliminate its space consuming videotape library may require a single encoder and server (with peripheral components), while an Internet broadcast company desiring 500 live broadcast streams over a satellite link would require a much more complex system. Whatever the requirement, two USA Video functional components are at the core of each video distribution system. For each of these components, USA Video begins with mature off-the-shelf hardware obtained from companies with which it has business relationships, then it customizes and packages this hardware to meet the specific video distribution needs of its clients. The two components are:

     WebCaster Live (TM) Encoder - This component receives analog video inputs, encodes (i.e., digitizes and compresses) the input data, and forwards the encoded output stream to the video server. There can be multiple encoders in a single system. The Wavelet compression algorithm is normally embedded within the encoder software.

     Hurricane Mediacaster (TM) Video Server - This component stores the video received from the encoder and manages its delivery. Two general categories of delivery are provided: multicast and unicast. A multicast delivers a start-to-finish stream to which multiple users can tune in and is analogous to broadcast TV. A unicast delivers a stream to a single user over a dedicated connection, allowing this user to view the video start-to-finish or using VoD controls. The Hurricane Mediacaster can perform "uplink" and "downlink" roles in an end-to-end system where the video has to be transmitted over a distance. In one implementation, the uplink server sends a multicast via the connecting network (e.g., the satellite link) to a downlink server. The downlink server then delivers either a multicast or unicast to users via a separate network (Internet, Intranet, wireless, etc.) for viewing.

For the Webcaster Live, USA Video customizes off-the-shelf PC hardware
(i.e., no specific business relationship exists). For the Hurricane Mediacaster, USA Video customizes baseline servers from SeaChange or Cyberstorage, depending on the application. USA Video has OEM relationships with both of these companies.

     Research & Development
     ----------------------

     Prior to 1999, USA Video conducted seven years of research and development of its compression VoD technology. In 1999, USA Video's focus shifted to promoting and marketing its products and services, with research and development directed primarily at supporting sales. The costs of research and development have been absorbed by USA Video and will not be borne by its customers. USA Video has begun to build a sales force and is pursuing alliances and contracts necessary to generate interest in the technology and sell its products and services within targeted industries.


     Research and development expenses are impacted by increased salaries and consulting costs as well as the timing of the development of products. USA Video spent the following amounts in the past three years on research and development:


     -----------------------------------------------
          1997            1998             1999
     -----------------------------------------------
        $2,668          $24,000          $93,337
     -----------------------------------------------

     The Patents
     -----------


     USA Video owns patents for Video-on-Demand technology and Video-on-Demand systems. Kenneth Hill of Hill & Hunn LLP, Fort Worth, Texas, patent counsel to USA Video, believes that the patents are relevant to emerging video transmission technology, but the patents are not critical to the current development of business.

     USA Video applied for a U.S. patent for its Store and Forward VoD technology on February 1, 1990. Corresponding overseas applications were filed in 1992. USA Video was granted U.S. Patent # 5,130,792 on July 14, 1992. On June 12, 2000, the U.S. Patent Office reinstated the patent for USA Video's Store and Forward VoD technology, which had expired because of an administrative oversight that led to late payment of fees due in 1995.

     In 1999, USA Video was granted patents on its Store and Forward VoD patent applications in five European countries: England, France, Germany, Italy and Spain. The technological characteristics of the European Patents are based on the U.S. Patent, covering systems for transmitting video programs to remote locations over a switched telephone network, and are similar in scope to the U.S. patent claims. Additional applications are pending in Canada and Japan.

     The value of USA Video's patents is presently unknown. However, patent counsel believes that the market penetration of the technology that the patents cover will be a factor in determining its value over time. USA Video believes that anticipated bandwidth increases over the next few years will likely shift the primary video delivery model away from a streaming model toward a model where the entire compressed video file is downloaded from a server to a client's system, decompressed and viewed by the client. As this shift occurs, USA Video believes that its Video-on-Demand patent, which explicitly covers the latter model, may, depending on the company's ability to enforce the patent, become more valuable.

     Patent counsel believes that any value which the patents may have would be recognized either through a licensing program, or through market advantage obtained by excluding others from the patented technology. The scope of the potential market for licensing USA Video's Video-on-Demand patent will be determined by how expansive the market for encoded video products becomes, how many major industry players develop profitable VoD markets and the technology used to implement the products.

     In addition, patent counsel believes that the ability of USA Video to successfully enforce the patent will also impact the value of the patent in the future. The two primary ways USA Video intends to enforce its patents are through licensing agreements with infringers and friendly negotiations. Should either or both of these approaches fail in any particular case, USA Video is prepared to prosecute infringement of its patents through litigation.

Evolution of the Industry
-------------------------

     Until recently, Video-on-Demand was marketed as a service that was to be provided by cable operators to the average consumer's home television using set-top boxes and digital video systems. However, there were several hurdles to successful deployment of VoD to homes, including:

 .  Lack of sufficient bandwidth to support the expected two-way data transfer requirements;
 .  Slow digital upgrades to cable systems and therefore a limited clientele for the service;
 .  Insufficient numbers of set-top boxes and the high cost of these units;
 .  Dissimilar interfacing requirements; and
 . No appealing features of the service other than user control over video delivery.

Considering the cost of a set-top box, $250 and up, minimal available content, and the lack of sufficient features to make the system attractive, consumers were content to continue renting tapes for their VCRs and subscribing to a cable service.

     The advent of the Internet and all of its interactive features refocused attention on interactive video using computers and television, of which VoD is one of many parts. However, most Internet interactions involve transfer of relatively small files such as data requests, text, and small uncomplicated images. On the other hand, uncompressed video files are massive, and bottlenecks can result from the inadequate availability of bandwidth used to relay content to end users. Now, with more and more bandwidth being installed and the price per unit of bandwidth dropping, the potential for market acceptance of digital video distribution is closer to reality.

     USA Video's experience in the industry leads it to believe that the cost of bandwidth and supporting equipment, such as cable modems, will continue to decrease even more dramatically over the next two years, bringing expanded use of high bandwidth applications to the general market. Until then, improved compression techniques allow the use of existing bandwidth, even telephone lines, to achieve some of the same features. Even when high-bandwidth applications become available to the general market, compression will continue to be important for the following reasons:

 . Video files are huge (a full-length movie can be many gigabytes); therefore, uncompressed video data would tax any available bandwidth configuration well into the foreseeable future.

 . The combination of more available bandwidth, greater computing power, and aggressive compression will allow the current broadcast quality standard to be approached, which to date has not been achieved by any compression method.

 . The video quality standard will continue to evolve (initially high-definition television) and will demand even more sophisticated compression techniques.

     In short, the market conditions are ripe for mainstream VoD acceptance, as validated by experts in the field:

 . According to Nathan G. Muller of Strategic Information Resources, average sales of VoD are more than 12 times greater than sales of pay-per-view services.

 . According to Veronis, Suhler & Associates, communications industry analysts, total U.S. spending on media will reach $663.3 billion by 2003. The 7.5% combined annual growth rate will make communications the second fastest-growing industry (behind telecommunications) among the top 12 U.S. industries.

     (Note: Neither of the above reports was prepared for USA Video, nor were the preparing parties compensated by USA Video.)

     According to Veronis, Suhler & Associates, in terms of growing end-user markets, in 1998, households spent $6.1 billion accessing the Internet, up 33.7% over 1997, and an additional $8.5 billion purchasing products over the Internet, more than seven times the 1997 total. Business-to-business electronic commerce was nearly five times higher than consumer purchases in 1998, totaling an estimated $40 billion.

     According to Veronis, Suhler & Associates, revenues of publicly reporting subscription video services ("SVS") companies rose 17.7% to $34.4 billion in 1997, the third consecutive year of double-digit growth. SVS operators accounted for $27.9 billion of the total, while cable and pay-per-view networks accounted for $6.4 billion. Total SVS spending, including advertising, subscriber and pay-per-view, is forecasted to rise to $66.4 billion in 2002 from $38.5 billion in 1997, an 11.6% compound annual growth rate.

     This is the current market upon which USA Video is focusing its attention.

     Competitive Conditions
     ----------------------


     USA Video competes in the Video-on-Demand, streaming video, video systems, and Internet services markets involving transmission of data by wired and wireless methods, including satellite, radio and other signals, telephone lines, cable, etc. Where once the market was relatively limited, video via the Internet is now very widespread. Many large companies (i.e. Microsoft, IBM and others), which had been relatively small players in the field, are now entering in a very significant way. Although USA Video is now being recognized for its technology, as evidenced by the number of unsolicited requests for proposals (26 received, 18 responded to, 4 responses in progress), its current market share would rank it very low among competitors, because the company is only beginning to receive market awareness. However, USA Video believes it has an advantage over its competitors in three primary areas:

     Wavelet Compression Technology - this technology is an alternative to the current core technology in MPEG, which is the Discrete Cosine Transform method. Reference: JPEG 2000 - More Than New Millennium Buzz (article from August 13, 1999 Web Review (c) 1995-2000 Miller-Freeman, Inc.). Until now, the Discrete Cosine Transform method has been the core technology of JPEG/MPEG. The JPEG still frame format is the basis of the MPEG motion picture format. A new JPEG format is being adopted as the standard and Wavelet is its core technology. Therefore, if the new JPEG format standard is adopted, Wavelet will become a core component of MPEG compression.

     Patented Video Streaming Technology - this technology provides high fidelity digital video to modem users (28.8k and 56k) as well as high bandwidth users (cable modems, DSL, etc.); and

     Ability to Tailor and Scale Systems - this enables USA Video to meet the various needs of its customers in education, corporate and consumer markets.

     Efficient compression is a significant advantage in both low and high bandwidth applications. For low bandwidth, Wavelet delivers high fidelity video when others methods cannot. For high bandwidth, a Wavelet-encoded video file provides greater frame rates and picture sizes (that is, high quality video) than a file of equal size encoded using another compression method.

     USA Video believes there are a handful of dominant players in the Internet video field, including Real Networks, Microsoft (via its Windows Media Player), Broadcast.com, Akamai (formerly Intervu), and several others. Because of the extreme interest in the field, many mergers are underway and major players change fairly regularly. USA Video believes that the fluid nature of the industry will allow newcomers to thrive and emerge in leadership positions if they have technically superior, cost effective, properly marketed products and services.

     USA Video's goal is to exploit a market opportunity, and this opportunity is customized video systems. Although there are many companies developing system components, such as video servers, compression methods, and delivery infrastructure, USA Video's engineers and system architects design and develop video streaming systems to meet the needs of its clients and integrate these systems into the clients' business models and infrastructures. There is a very large market for this expertise, as many diverse customers convert to digital content formats. USA Video currently has 18 proposals to prospective clients. Investors are advised that these proposals are bids submitted to prospective clients and not signed contracts. Active leads are ongoing discussions between USA Video marketing or technical personnel and prospective clients for which a request for proposal has not yet been issued. There is no guarantee that such proposals will result in actual sales and revenue. Investors should not attribute undue certainty to the projections. If changes occur with respect to the projections being made, management will provide investors with updated information by way of periodic Exchange Act reports.

                      General Development of the Business

Development Plan
----------------

     An integral part of USA Video's strategy is to develop as a market leader to take advantage of the demand for its products and services. USA Video's business development approach includes the following key elements with the goal of focusing on specific markets while creating a broad market awareness of its unique technology:

  . Complete building the sales and marketing teams and equip them with the tools and information they need to be successful;
  . Expand current sales contracts and other income-generating licensing agreements;
  .  Identify and penetrate niche markets and increase Internet applications;
  . Continue developing a significant content library that includes educational, entertainment, and other content with the objective of providing total packaged systems;
  . Use the technology itself, as well as more traditional advertising and marketing, to create an industry-wide awareness of USA Video's unique and patented VoD technology;
  . Based on a solid licensing program, identify potential patent infringements and aggressively enforce technology ownership rights;
  . Pursue grants and other non-traditional sources of revenue as well as service contracts;
  .  Establish strategic and synergistic alliances and partnerships for:
     * Multiplying marketing efforts,
     * Developing and exploiting complementary technology,
     * Performing specific project work,
     * Seeking opportunities for licensing of patent and content rights;
  . Continue with research and development in order to maintain leading-edge VoD technology; and
  .  Develop feedback mechanisms to drive market-driven product development.

     Currently, maximum emphasis is being placed on raising public, industry, and market awareness of the capabilities of USA Video's technology. The major industry markets targeted are education, entertainment (including movies, music and music videos, and sports), training and e-commerce.

 . Education - includes colleges, universities, and elementary and high schools where video can be delivered to classrooms or offices and viewed on desktop computers or television. With instant digital access to enormous libraries, instructors will be able to create specialized video programs and students will be able to access material at their convenience. The current inefficient method of copying, mailing and logging videotapes can be eliminated.

 . Entertainment - includes residential access to movies, sports and other entertainment resources at the user's convenience, eliminating the time restrictions and limited choices of cable television and pay-per-view television. Additionally, people will have instant access to regional information services such as weather, traffic conditions, sightseeing destinations, and similar choices.

 . Training - includes corporate and motivational training procedures and other instructions needed by workers in any profession from medical and surgical, to architecture and design and factory and construction workers.

 . E-Commerce - will be greatly enhanced by true, high quality VoD technology as research has shown that interactive video is far more effective than static banners or other advertising currently deployed on the Internet. The targeted markets are vast and include books, music, videos, travel and hospitality, clothing, and many others.

     The transmission vehicles targeted for the VoD technology are the Internet, intranet systems, cable television, wireless, and satellite. Although optimally designed for fiber optic cable, which is currently being installed worldwide and which provides almost unlimited bandwidth for video and data transmission, the VoD technology provides fast, high quality, full screen, full motion video and audio using even existing twisted pair technology and a common home modem.

  USA Video has fully operational systems in the following two markets:

 . Education - Client is Project Learn (www.learn.K12.ct.us).
 . Entertainment - Client is Inetcable.com (www.inetcable.com).

In addition, USA Video is targeting the following markets: airport security; sports; college; public education; home entertainment; and advertising markets.

Marketing Plan
--------------

     USA Video's focus is to expand market awareness of the products and services identified in the "Introduction" and "USA Video's Technology" sections of this document. USA Video intends to demonstrate the value of its technology and technical expertise to the industry by:

 .  Selling and deploying initial end-to-end video distribution systems in education, corporate, and entertainment markets;
 .  Validating the robustness, versatility, and reliability of these systems through close post-delivery relationships with clients; and . Leveraging these deployment successes into additional sales of systems and
   USA Video's other products and services.

     USA Video believes the initial appeal of its system will be based on the following:

 . The ability to provide on-demand access to a client's specialized content, be it educational video resources, corporate records and training resources, government archive retrieval and legislative activities, or other specialized areas.
 . The ease with which users can view digital video information whenever desired, eliminating the need for videocassettes and other analog formats.

 . The adaptability of each system to available budgets in the public and corporate sectors.

     USA Video is using a number of market models to gain market entry with sales of video systems, content, and services. One successful model is to work with education or entertainment content providers and to convert the videos from tape directly to encoded digital media. This gives USA Video the ability to sell complete turnkey systems that include content, which should generate a distinct stream of licensing revenue.

     A sales model for clients not interested in owning and maintaining their own systems is for USA Video to host the video application on its system and offer this as a service. This model dramatically reduces the upfront costs to companies interested in the technology but not able to afford a total system. These companies would make small periodic payments rather than a one-time large payment, which may be a more economical entree into digital video technology. In addition, these companies do not have to train employees on new hardware and software, and no new management or maintenance of hardware and networks is required. The downside of this model is that the company has less control of the overall content development and delivery process.

     USA Video believes the majority of near-term sales will come from video distribution systems. However, these sales provide a one-time revenue source, excluding content and technology licensing. Therefore, as greater market awareness of USA Video's capabilities is achieved, USA Video will pursue recurring revenue generating opportunities, including:

 . Technology licensing;
 . Content licensing; and
 . Advertising associated with content and site hosting.

Diversification of USA Video's products and services will prevent the loss of any one revenue stream from impacting the overall business.

     Another marketing direction will be to develop a complete line of off-the-shelf systems and services, to be advertised on USA Video's website. While product customization is currently a corporate strength, it also hinders volume sales and quick turn-around. USA Video's website will feature a questionnaire that allows potential customers to define system or service requirements, then submit these requirements for staff evaluation. A timely response to the customer will identify the system or service best suited to their needs. As USA Video identifier common system demand it will be possible to have these configurations prepared and ready for delivery.

     In terms of target markets, USA Video will focus its efforts on those markets it believes will not only benefit greatly from its technology, but which are likely to be the most receptive to its products and services, notably the:

 .  Educational sector;
 .  Corporate sector;
 .  Government sector; and
 .  Entertainment sector.



USA Video believes market share will be achieved through:

 .  Direct competition in the marketplace;
 .  Affiliations with other companies with dominant positions in their fields;
   and
 .  High-profile, capital-intensive marketing and advertising campaigns.

Corporate Agreements
--------------------

     During 1999, USA Video expanded its management team, obtained European patents, added Wavelet compression technologies to standard MPEG offerings, founded Merging Rivers Media Corporation, a full-service ad subsidiary on the West Coast focusing on entertainment-related applications, and began generating sales and revenues. The Merging Rivers Media consultants retained to manage this subsidiary did not produce the agreed-upon results, and their contracts were terminated in October and November of 1999. USA Video has brought legal action against one of the consultants for violations of contract. Currently, this subsidiary is inactive.

     USA Video is in active negotiations with a number of companies to establish business relationships of mutual benefit. USA Video believes that agreements with the following companies will help facilitate its success in the marketplace:

     UUNET - Client Referral Agreement:  USA Video has signed an agreement with
     ---------------------------------
UUNET to receive compensation for client referrals to UUNET. To date, no revenue has been generated by USA Video from the agreement. The following are main terms of the agreement:

          Compensation: Compensation for referrals is based on the compensation rate in effect on the date UUNET receives the referral form from USA Video. UUNET reserved the right to change the rates. Payments are made thirty days from the end of the month in which service provided by UUNET is operational and billable. UUNET reserved the right to charge back to USA Video any compensation paid in connection with a referred client that cancels service within the first six months after service is operational and billable.

          Pricing and Products: UUNET reserved the right to change its prices and to discontinue any service offering with no advance notice.

          Termination: USA Video's participation in the client referral program may be terminated with or without cause at any time either by USA Video or UUNET upon 30 days' written notice. If terminated without cause, UUNET will pay USA Video all amounts due as of the effective date of termination and will pay compensation for any qualifying revenue received by UUNET within a 120 day period from the effective date of termination.

          Liability: Neither party shall have any liability whatsoever for any incidental, consequential or special damages suffered by the other or by any assignee or other transferee of the other, even if informed in advance of the possibility of such damages.

     UUNET Co-Location Services Agreement:  USA Video has signed an agreement to
     ------------------------------------
co-locate its servers in the UUNET data center in Vienna, Virginia, and to collaborate in providing an overall package of Internet services as part of USA Video's turnkey system.

     The following are the main terms of the agreement:

          Payment: USA Video must pay the following for use of UUNET's equipment and services:

               1.  Equipment Space - a monthly fee for use of one half-cabinet;
               2. On-Site Support and Installation - no charge for the first two hours, but an hourly charge for any additional time billed in 15 minute increments, with a minimum call of 15 minutes.
               3. Internet Connectivity - one time start-up fee and a monthly fee thereafter based on USA Video's sustained usage of the connection.

               UUNET reserved the right to change the rates for services and space provided under the agreement by providing written notice to USA Video at least 60 days in advance of the effective date of the change. If USA Video cancels during the term commitment, USA Video will be required to pay 75% of the monthly fee for the space and the then-current bandwidth tier for each month remaining in the term.

          Indemnity: USA Video agreed to indemnify UUNET against actions by any person claiming an ownership or possessory interest, lien, trust, pledge, or security interest in any equipment.

          Insurance: USA Video agreed to maintain, during the term of the agreement for each space, the following insurance:

          1. commercial general liability insurance - $2 million or more per occurrence for bodily injury, personal injury and property damage;
          2. employer's liability insurance - $1 million or more per occurrence;
          3.  workers' compensation insurance
          4. commercial automobile liability insurance - applicable to bodily injury and property damage in an amount of $1 million or more per occurrence; and
          5. umbrella or excess liability insurance - $1 million or more to apply over commercial general liability, employee's liability and automobile liability insurance.

          Consequential Damage Waiver and Limitation of Liability: Neither party is liable for any indirect, incident, punitive or consequential damages that result from customer's or customer's users' use of the UUNET network and the service including any damages for loss of data resulting from delays, non-deliveries, misdeliveries or service interruptions.

          No Warranty: UUNET provides the space and service as is and assumes no liability for the for the content of USA Video's information residing on its equipment or transmitted through its facilities.

          Publicity: Neither party may use the other party's name, trademarks, tradenames other proprietary identifying symbols without the prior written approval of the other party.

          Confidentiality: Each party's confidential or proprietary information disclosed is held confidential by the receiving party. UUNET's performance under the agreement, the quality of UUNET network performance, and any data provided by UUNET to USA Video regarding the performance of the UUNET Network is deemed UUNET Confidential Information. Neither party may disclose the other's confidential information to third parties without the other party's written consent. Each party may disseminate the other party's confidential information among its employees only on a need-to-know basis and may use the confidential information only for the purpose of performing its obligations under the agreement. To the extent a party is required by applicable law, regulation or by a government agency or court order, subpoena, or investigative demand, to disclose the existence or terms of the agreement, or the other party's confidential information, the party may use its reasonable efforts to minimize the disclosure and obtain an assurance that the recipient will accord confidential treatment to the confidential information, and must notify the other party contemporaneously of the disclosure. UUNET, in its discretion, may terminate the agreement for cause upon 10 days' notice and without penalty in the event of any breach by USA Video of this confidentiality terms of the agreement.

          Duration: The term of the agreement was 3 months beginning in June 1999 and ending in September 1999. The contract is now on-going and does not have a specific term or expiration date. USA Video must maintain a minimum rate of use of the services and make timely payments for the UUNET equipment and services being utilized in order to avoid termination of the agreement.

     EXODUS COMMUNICATIONS: USA Video has a similar agreement with Exodus
     ---------------------
Communications for bandwidth and other services as well as access to Exodus Communications marketing organization and services. Exodus Communications hosts some 40 percent of the US corporate websites.

     The following are main terms of the agreement:

          Authority: Exodus has authorized USA Video to demonstrate and market the Exodus Services and solicit orders for the Exodus services, which include monthly recurring facilities, bandwidth and managed services listed on Exodus' price lists.

          USA Video's Obligations:  The following are USA Video's obligations:

          1. Marketing and Solicitation - USA Video will use its commercially reasonable efforts to market and solicit orders for Exodus services to USA Video customers, using only current forms of written Exodus sales and promotional materials.

          2. Use of Exodus Trademarks - USA Video may use certain Exodus trademarks as authorized in writing by Exodus from time to time.

          3. Relationship with Exodus - USA Video acknowledged and agreed that the relationship between it and Exodus is that of independent contractors. USA Video may represent itself as an authorized Exodus Alliance Partner and solicitation agent for Exodus services.

          4. Reporting - USA Video must provide monthly written reports to Exodus listing the names of all potential customers that USA Video has solicited on behalf of Exodus and indicating the status of each solicitation.

          5. Competitive Activities - USA Video agrees to notify Exodus prior to entering into any agreements with any third parties to provide services similar to those in the agreement for third parties or to assist any third party in activities that are competitive with Exodus' business.

          Exodus Obligations: The following are USA Video's obligations:

          1. Marketing and Solicitation - Exodus must make available to USA Video all pertinent sales and marketing information and assistance, including current price and data information, sales aids, counseling and assistance, including periodic visits by Exodus sales and marketing personnel.

          2. Use of Alliance Partner Trademarks - In connection with the performance of its obligations under the agreement, Exodus may use the USA Video name and certain other USA Video trademarks on its Web site to identify USA Video as an authorized partner and as otherwise authorized in writing by USA Video from time to time.

          3. Training - Exodus will conduct, at its expense, initial training for USA Video and periodic training as necessary.

          4. Solicitation Fees - Exodus will pay to USA Video an amount equal to 10% of all Exodus services fees received by Exodus form a qualified Exodus customer.

          5. No Obligation to Provide Services - Nothing in the agreement requires Exodus to provide services to any potential customer, whether or not solicited by USA Video pursuant to the agreement.

          Duration: The initial term of the agreement is for a period of 1 year from the Effective Date (November 11, 1999) and will renew automatically for an additional 1 year term unless either party provides the other party written notice at least 30 days prior to the end of the term that the party does not want to renew the agreement.

          Termination: Either party may terminate the agreement for convenience at any time providing 30 days' prior written notice to the other party. Either party has the right to terminate the agreement if (i) the other party breaches the agreement and fails to cure the breach within 10 days after written notice of the breach, (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors.

          Confidential Information: Each party acknowledged that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology and products, including each party's proprietary software and customer information. Each party agreed that it will not use in any way except as expressly permitted by the agreement any of the other party's confidential information and will take reasonable precautions to protect the confidentiality of the information.

          No Warranties: Exodus does not make any and all express and/or implied warranties regarding the Exodus services or any materials provided by Exodus to USA Video pursuant to the agreement.

          Limitation of Liability: In no event will Exodus be liable to USA Video or others for any lost revenue, lost profits, replacement goods, loss of technology, rights or services, incidental, punitive, indirect or consequential damages arising from or related to the agreement.

     Plan of Operation Over the Next Twelve Months
     ---------------------------------------------

     USA Video's products and services are ready to go to market and generate revenues for the company. USA Video anticipates that future expenditures in its products and services will be largely customer-driven. USA Video has approximately $500,000 in cash and liquid assets available to fund its business plan. However, it will also be necessary for USA Video to sell additional common stock in order for it to put its business plan into operation. Specifically, USA Video must raise the funds necessary to market and sell its products and services and continue research and development. There can be no guarantee that USA Video will be able to raise funds on acceptable terms, or at all. If USA Video succeeds in raising additional funds through the sale of common stock, the ownership interest of holders of existing shares of USA Video's common stock will be diluted. The principal aspects of the business plan for the next 12 months are discussed below:


     USA Video cannot with reasonable certainty predict the amount of revenue it will generate over the next twelve months. However, as discussed in the Introduction, the company currently has 18 active proposals which have the potential of producing a range of revenues within the next six to twelve months from $200,000 to $3.5 million each. Several may produce additional recurring sales if the client is satisfied with the initial installation. At this time, USA Video is unable to determine when or if the proposals will become actual sales and when or if revenues will be generated from any sales. USA Video does not have any signed agreements or letters of intent with respect to the 18 proposals. The proposals are currently under negotiation and may result in less than the proposed revenue amounts or no revenue at all. Investors are cautioned against attributing undue certainty to management's assessments. As new information on conversion of proposals to contracts is obtained, updated financial information will be furnished to investors by way of periodic Exchange Act reports. As an emerging development stage company, USA Video generated only $20,500 in revenues in 1999 and no revenues prior to 1999. USA Video has not been profitable and does not anticipate generating a profit this year.

    USA Video has budgeted $4 million of cash expenditures for the current year. This level of expenditure is consistent with supporting full execution of USA Video's business plan. There may be unforeseeable circumstances that could result in expenditures below budget. To the extent actual costs associated with sales are lower than anticipated, for example, or to the extent that R&D efforts result in much more rapid technical progress than anticipated, budgets for R&D, service infrastructure and other expenses may not be fully expended. To summarize:

     .   Sales & marketing              $1.6 million *
     .   Research & development          0.9 million
     .   Service infrastructure**        0.5 million
     .   Working capital / other         1.0 million
                                         -----------

     .   Total                          $4.0 million
                                         ===========

         * Includes $250,000 of infrastructure expenses associated with sales and marketing.
         ** In literal terms, "product support."

Principal aspects of the business plan for the next 12 months include the following:

     .   Organizational Expenses                   $0.22 million
     .   Marketing and Sales Expenses               1.6  million
     . Product Support Expenses (referred to in 0.5 million the USA Video budget as "Service
         Infrastructure")
     .   Administrative Expense                     0.18 million
     .   Product Development and Acquisition *      ---
     .   Research and Development (includes         0.9  million
         $250,000 of associated infrastructure
         expenses)
     .   Employees                                  0.6  million
                                                    ------------

         Total                                     $4.0  million
                                                   =============

        * It is no longer part of USA Video's plan to have third-party development of our products, but instead to develop products in-house, through joint ventures or through licensing agreements the cost of which would pass through to customers.

     USA Video's products and services are primarily PC-based; however USA Video's business plan includes expansion into other hardware/operating system markets, such as Apple and Unix. Development and demonstration of capabilities on these systems, which is prerequisite to successful marketing, will require purchase of related servers.

     Organizational Expenses: USA Video has incurred and will continue to incur organizational expenses, including legal and accounting fees, in connection with corporate matters, and raising the capital necessary to carry out its business plan.



     Marketing and Sales Expenses: In order to market and sell its services and products, USA Video will incur expenses for salaries for marketing and sales personnel and for Internet access, travel and advertising. USA Video will also incur expenses to expand its corporate website in order to support its marketing, sales and customer support activities. These expenses will include the cost of fees for consulting services and for purchasing additional server hardware.

     Infrastructure Expenses: USA Video will incur expenses for renting and furnishing office space, for acquiring computers and software, for telephone and cable lines, and satellite related equipment. Infrastructure expenditures will need correspond to the growth in the business operations and the commensurate increase in the number of employees.


     Product Support Expense: USA Video will incur expenses to hire personnel to provide technical support for customers who purchase its VoD product.

     Administrative Expense: USA Video will also incur expenses for hiring personnel and acquiring equipment for processing sales orders, and for routine administrative support of its operations.

     Product Development/Acquisition: USA Video will incur expenses principally for fees paid to third parties for development of its products, or for the acquisition of the rights to other products.

     Research & Development: USA Video has carried out some preliminary investigation into the development of an advanced Wavelet algorithm to adapt the existing Wavelet algorithm to other operating platforms such as Unix. Additional staff has been identified to commence development and integration of these algorithms into initial Wavelet properties. The program commenced during the first quarter of 2000. No assurance can be given that these efforts will result in a competitively marketable product.

     Employees: USA Video currently has a total of 25 employees, consisting of 13 full-time employees. The Company anticipates that the number of employees will grow to 33 over the next year, including 3 in the sales division, 2 in the engineering division, 2 in the operations division, and 1 administrative person.

     Outlook:  Issues and Uncertainties
     ----------------------------------

     Business Risks

     USA Video operates in a highly competitive business, which has a number of inherent risks. These may be summarized as follows:


     1.   USA Video Has Not Produced a Profit and Cannot Be Certain That It Will
          ----------------------------------------------------------------------
Produce a Profit or Remain Profitable If It Does Generate a Profit. USA Video is
------------------------------------------------------------------
not profitable and may never become profitable. If it does achieve profitability, USA Video cannot be certain that it will remain profitable nor that profits will increase in the future. USA Video's auditors have expressed doubt about the company's ability to continue as a going concern. At this time, USA Video has not achieved profitability and, in fact, expects to incur net losses for the foreseeable future. USA Video's net losses for the years ended December 31, 1999, 1998 and 1997 were $1,657,078, $981,598 and $678,156, respectively. As a percentage of revenues, net losses were approximately 800% in 1999. No revenue was generated in 1998 or 1997. USA Video's limited operating history contributes to the difficulty of predicting the company's potential to generate a profit. USA Video expects to continue to increase its marketing and sales expenses from $420,000 in 1999 to $1.6 million in 2000 (including $250,000 of infrastructure expenses associated with sales and marketing) and $4.1 million in 2001; product development expenses from approximately $100,000 in 1999 to $900,000 in 2000 and $1.3 million in 2001; and general and administrative expenses from approximately $1.1 million in 1999 to $1.5 million in 2000 and $4.6 million in 2001. As a result of these increased expenditures, USA Video will need to generate significant additional revenue and/or raise funds to achieve profitability.


     2.   USA Video May Not Be Able to Compete Effectively Against the Intense
          --------------------------------------------------------------------
Competition From a Multitude of Competitors Which Will Limit the Amount of
--------------------------------------------------------------------------
Market Share USA Video Captures. USA Video may not be able to compete
-------------------------------
effectively against its major competitors. USA Video's products and services compete against several hundred competitors, including many large companies such as Microsoft and IBM. As a company emerging from the development stage, USA Video's current market share would rank it very low, because it is only beginning to receive market awareness. Some of USA Video's competitors have greater financial, marketing and other resources than those of USA Video. With few barriers to entering the marketplace, existing and future competitors may be able to institute and sustain lower prices and imitate features of USA Video's products or services, resulting in a reduction of USA Video's share of the market. With this level of current and future competition, it is impossible to project a market share. The following companies are dominant competitors in the market in which USA Video operates: Real Networks; Microsoft Corporation; IBM; Broadcast.com; Intel; and Akamai. In addition, there are companies which are material competitors in the market in which USA Video operates, including the following: Loudeye Technologies; TeVeo; Motorola; Netcast, Inc.; Silicon Graphics; Progressive Networks, Inc.; Vxtreme, Inc.; Optivision, Inc.; Netpower, Inc.; Netscape Communications Corporation; CompCore Multimedia, Inc.; Video2Net; and Ituner Networks Corporation.

     3.   USA Video Relies On New Products and Services Which are Expensive to
          --------------------------------------------------------------------
Maintain and Have Not Proven to Generate Revenue.  Given that USA Video's
------------------------------------------------
business and financial plans focus on products and services which are relatively new, there can be no assurance that existing sales levels can be maintained or that increased sales levels can be achieved. Specifically, USA Video's end-to-end video distribution systems comprise computers, hardware peripherals, network devices, and software. In order to ensure that the products and services remain current, development and testing must be an ongoing process. To maintain relevance in the market, USA Video needs to make periodic investments in the latest hardware and infrastructure components. In addition, research and development, particularly in the advancement of compression techniques, will be a continuing expense that licensing revenues may not support in the foreseeable future. Internal cash generated by operations may not permit the level of research and development spending required to maintain the stream of new service improvements that may become necessary, such as customer support and help desk services, and outside financing may not be available to supplement revenues. Additionally, USA Video's new products and services rely on new products and services from other vendors, which further increases risk. For example, USA Video is considering several third party software packages that allow the transfer of data to be done on a secure and confidential basis. The products under consideration are in various stages of development. The primary risks associated with reliance on such new technologies are 1) premature release of the technology for consumer application prior to sufficient testing, 2) stability of the developing corporation and therefore its ability to support its product, and 3) better and less expensive technology developed by a competing interest.

     4.   USA Video's Technologies May Become Obsolete If Not Continually
          ---------------------------------------------------------------
Improved, Making the Company Vulnerable to Losing Its Main Sources of Revenue.
-----------------------------------------------------------------------------
USA Video may not be competitive and maintain a level of demand for its products and services sufficient to support its business operations if it is unable to continue to advance its technologies, such as its Wavelet and Store and Forward Video technologies. USA Video may incur significant expenses in developing new technologies. USA Video's technologies could be surpassed by a competing technology. USA Video will have to continue to make significant investments in research and development to ensure its products and services remain competitive.

     5.   USA Video May Not Be Able to Maintain a Competitive Position Due to
          -------------------------------------------------------------------
the Pace at Which the Marketplace is Changing.  The demand for USA Video's
---------------------------------------------
products and services may rapidly decline if the marketplace for its products and services changes. USA Video's success is dependent on its ability to adjust to change and meet new demands. Since the marketplace for USA Video's products and services is relatively new, USA Video may not be able to predict the changes that will occur and may not be able to modify or update its products and services in time to prevent a decline in its share of the market.

     6.   The Instability of the Internet May Impact a USA Video Customer's
          -----------------------------------------------------------------
Ability to Utilize USA Video's Products and Services. The Internet may not be
----------------------------------------------------
able to support the demands placed on it by continued growth. USA Video is highly dependent on the Internet to provide its products and services to the marketplace. Clients that employ the Internet for transfer of video data could experience service degradation or latency because of overworked search engines. In this case, the tendency of a dissatisfied customer might be to blame the video system provider rather than the ISP.

     7.   USA Video Depends Upon a Small Number of Key Persons to Implement Its
          ---------------------------------------------------------------------
Business Plan, the Loss of Any of Whom May Affect the Business Operations of
----------------------------------------------------------------------------
the Company.  USA Video is dependent on a relatively small number of key
-----------
employees to implement its business plan, the loss of any of whom may affect its ability to provide the required quality of service and technical support necessary to achieve and maintain a competitive market position. USA Video does not have an employment agreement with any of its employees, and, as a result, there is no assurance that the key employees will continue to manage USA Video's affairs in the future. USA Video has not obtained key man insurance with respect to such employees. The key employees are as follows:

          Edwin Molina, President and Chief Executive Officer
          Anton J. Drescher, Chief Financial Officer and Secretary

          Anthony J. Castagno, Executive Vice President
          Ronald L. Patton, Chief Technical Officer
          Daniel J. Sciro, Vice President of Sales

          William Meyer, Chief Operating Officer
          Kent Norton, Chief Information Officer
          Matthew W. Kinnaman, Vice President, Strategic Innovation

     8.   USA Video's Marketing Plan is Based Upon a Number of Assumptions Which
          ----------------------------------------------------------------------
If Invalid Could Result in Lower Revenues Than Anticipated. USA Video's internal
----------------------------------------------------------
marketing plan may not meet its objectives if the assumptions upon which it is based prove to be invalid or incorrect. In general, the assumptions of the marketing plan are as follows:

     . The appeal of USA Video's end-to-end video distribution systems will continue to generate client interest;

     . Market size estimates cited in the "Evolution of the Industry" section are valid;

     . Competition is not suppressed by an overwhelming technical breakthrough by one of the major players in the field; and

     . USA Video's technology continues to keep pace with industry standards and with the products of its competitors.

Marketing expenditures are to be funded partly from the proceeds of equity private placements, the exercise of stock options and warrants and cash flow from operations. Poor market acceptance of USA Video's products and services or other unanticipated events may result in lower revenues than anticipated, making the planned expenditures on marketing and promotion unachievable.

     9.   USA Video May Not Be Able to Retain Key Personnel If It Is Unable to
          --------------------------------------------------------------------
Adequately Compensate Them Which Could Affect Its Competitive Position.  USA
----------------------------------------------------------------------
Video may not generate sufficient revenue to compensate its highly skilled employees and thereby may not be able to maintain its competitive position. USA Video has attracted experienced engineers and scientists in their respective fields, as well as experts in marketing, sales, and production management. The corporation's ability to retain this caliber of personnel will depend upon its ability to provide adequate compensation for this talent, which in turn depends on generation and maintenance of sales volume.

     10.  USA Video May Be Unable to Control the Quality or Reliability of the
          --------------------------------------------------------------------
Products and Services It Receives from Third Parties. USA Video utilizes the
----------------------------------------------------
services of third party contractors to provide certain technical services, telecommunications hardware, computers, software and communication lines and is directly affected by the quality of the goods and services provided by, and the reputations of, those third parties. The products and services USA Video receives from third parties may be inadequate or unreliable which could have a negative impact on USA Video's sales of its products and services. USA Video utilizes the following third party vendors:

   . SeaChange Systems - Baseline Video Servers
   . Cyberstorage Systems - Baseline Video Servers
   . PVI Systems, Inc. - Systems engineering consulting
   . Vianet Technologies - Baseline Wavelet algorithms

Additionally, there can be no assurance that USA Video will successfully maintain relationships and affiliations with third parties on terms satisfactory to USA Video. An unanticipated termination of a relationship with a third party could adversely affect USA Video's results of operations.

     11.  USA Video Has Not Acquired Liability Insurance Which Places the Burden
          ----------------------------------------------------------------------
of Paying Damages for Liability Claims Solely on USA Video.  USA Video has not
----------------------------------------------------------
acquired liability insurance with respect to the provision of its products and services. Without insurance to cover damages resulting from liability claims stemming from its products or services, USA Video must shoulder any award of damages against it which could significantly affect its business operations if the award is substantial.

     12.  Government Regulation of the Internet May Negatively Impact USA
          ---------------------------------------------------------------
Video's Ability to Provide the Marketplace With Its Products and Services.  The
-------------------------------------------------------------------------
laws and regulations applicable to the Internet directly impact USA Video because its products and services are heavily dependent on the Internet as a communications and commercial medium. These laws and regulations are still evolving and unclear and have the potential of damaging its business. No specific laws are pending that will have a negative impact on the Internet. However, any of the following laws pertaining to the Internet, if enacted, could potentially have a negative impact on the marketplace for USA Video's products and services due to either an impact on an Internet audience or an impact on the clients who use USA Video's products and services to convey their video images through the Internet to an audience:

     .    regulating the price of accessing the Internet;
     .    taxing transactions that occur over the Internet could;
     .    regulation of content on the Internet;
     .    privacy on the Internet; and
     .    intellectual property ownership.

A number of proposals have been made at the federal, state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect USA Video's operations.

     13.  If USA Video Is Unable to Raise Additional Capital, It May Not Be Able
          ----------------------------------------------------------------------
to Continue as a Going Concern. USA Video typically needs more capital than it
------------------------------
has available to it or can expect to generate through the sale of its products and services. At this time, USA Video does not have sufficient cash resources to continue its operations for the next twelve months. USA Video has had to raise and will continue to need to raise, by way of debt and equity financing, $3.5 million to $4 million to meet its needs over the next 12 months. There is no guarantee that USA Video will be able to continue to raise the funds needed for its business. Failure to raise the necessary funds in a timely fashion will limit USA Video's ability to sustain its business.

     14.  Year 2000 Issues May Have a Material Adverse Effect on USA Video's
          ------------------------------------------------------------------
Operations. USA Video's products did not require any significant modifications
----------
for the Year 2000. However, USA Video may face Year 2000 issues as it seeks to coordinate with other entities with which it interacts electronically, including suppliers, customers and distribution partners. If USA Video discovers that certain of its services need modification, or certain of its hardware and software is not year 2000 compliant, it will attempt to make modifications to its services and systems on a timely basis. USA Video cannot provide assurance that it will be able to modify these products, services and systems in a timely, cost-effective and successful manner, and the failure to do so could have a material adverse effect on USA Video's business operating results.


     15.  USA Video May Be Unable to Protect Its Intellectual Property, Trade
          -------------------------------------------------------------------
Secrets and Know-How Which Would Remove a Barrier to Competition and May
------------------------------------------------------------------------
Directly Affect the Amount of Revenue the Company Generates. Although USA Video
-----------------------------------------------------------
employs various methods, including trademarks, patents, copyrights and confidentiality agreements with employees, consultants and third party businesses, to protect its intellectual property and trade secrets, there can be no assurance that USA Video will be able to maintain the confidentiality of any of its proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on USA Video's operations.


     16.  USA Video May Be Found Liable for Infringement Which May Expose It to
          ---------------------------------------------------------------------
Payment of Significant Damages and Invalidation of Its Proprietary Rights. USA
-------------------------------------------------------------------------
Video's business activities may infringe upon the proprietary rights of others and those parties may assert infringement claims against USA Video. Should that occur, the claims and any resultant litigation could subject USA Video to significant liability for damages and could result in invalidation of its proprietary rights. Even if not meritorious, these potential claims could be time-consuming and expensive to defend or prosecute, and could result in the diversion of management's time and attention from USA Video's business.

     Risks Related to USA Video's Securities

     1.   Issuance of Additional Shares by USA Video May Have the Effect of
          -----------------------------------------------------------------
Diluting the Interest of Shareholders.  Any additional issuances by USA Video
-------------------------------------
from its authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. Out of the 250,000,000 authorized common shares of USA Video, 174,972,911, or 70%, remain unissued. The Board of Directors has the power to issue such shares without shareholder approval. None of the 250,000,000 authorized preferred shares of USA Video are issued. There are outstanding warrants and options whose holders may acquire additional common shares. USA Video fully intends to issue additional common shares or preferred shares in order to raise capital to fund its business operations and growth objectives.

     2.   Board of Directors Authority to Set Rights and Preferences of
          -------------------------------------------------------------
Preferred Stock May Prevent a Change in Control by Shareholders of Common Stock.
-------------------------------------------------------------------------------
Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of USA Video determines by resolution and without shareholder approval. This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent common stockholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of USA Video's common stock.

     3.   Concentration of Ownership of Management and Directors May Reduce the
          ---------------------------------------------------------------------
Control by Other Shareholders Over USA Video.  The executive officers and
--------------------------------------------
directors of USA Video own or exercise full or partial control over more than 20% of USA Video's outstanding common stock. As a result, other investors in USA Video's common stock may not have as much influence on corporate decision making. In addition, the concentration of control over USA Video's common stock in the executive officers and directors could prevent a change in control of USA Video.

     4.   Stockholders Do Not Have the Authority to Call a Special Meeting
          ----------------------------------------------------------------
Thereby Discouraging Takeover Attempts.  Pursuant to USA Video's by-laws, By-law
--------------------------------------
10.03, only the Board of Directors, the Chairman of the Board or the President of USA Video have the power to call a special meeting of the stockholders thereby limiting the ability of stockholders to effect a change in control of USA Video.

     5.   USA Video Does Not Anticipate Paying Dividends to Common Stockholders
          ---------------------------------------------------------------------
in the Foreseeable Future Which Makes Investment in USA Video's Stock
---------------------------------------------------------------------
Speculative or Risky.  USA Video has not paid dividends on its common stock and
--------------------
does not anticipate paying dividends on its common stock in the foreseeable future. The Board of Directors has sole authority to declare dividends payable to USA Video's stockholders. The fact that USA Video has not and does not plan to pay dividends indicates that the company must use all of its funds generated by operations for reinvestment in its operating activities and also emphasizes, as noted elsewhere in the Form 10, that the company may not continue as a going concern. Investors also must evaluate an investment in USA Video solely on the basis of anticipated capital gains.

     6.   USA Video's Common Stock May Be Ineligible to Trade on the OTC
          --------------------------------------------------------------
Bulletin Board Which May Have a Negative Impact on the Price of the Stock.  USA
-------------------------------------------------------------------------
Video has received extensive comments from the Securities and Exchange Commission (the "SEC") on its Form 10 registration statement filed with the SEC. Although USA Video intends to use its utmost efforts to resolve all of the SEC's comments prior to being ineligible to trade on the OTC Bulletin Board, a significant probability exists that it will not be able to resolve all comments to the SEC's satisfaction in time. The price of USA Video's common stock will more than likely decline if its common stock is not able to trade on the OTC Bulletin Board. If USA Video's stock becomes ineligible to trade on the OTC Bulletin Board, its stock will remain ineligible until such time as it resolves all comments to the SEC's satisfaction and reapplies for inclusion on the OTC Bulletin Board.

     7.   Requirements of the SEC With Regard to Low-Priced "Penny Stock"
          --------------------------------------------------------------
Securities May Adversely Affect the Ability of Stockholders to Sell Their Stock
-------------------------------------------------------------------------------
in the Secondary Market. "Penny stocks" are low-priced, and usually highly
-----------------------
speculative, stock selling at less than $5.00 per share. USA Video's securities are subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell USA Video's securities and may adversely affect the ability of stockholders to sell their stock in the secondary market.

     8.   Limited Liability of Executive Officers and Directors May Discourage
          --------------------------------------------------------------------
Stockholders From Bringing a Lawsuit Against Them. USA Video's by-laws contain
-------------------------------------------------
provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the stockholders. In addition, a stockholder's investment in USA Video may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by USA Video pursuant to the indemnification provisions of the articles of incorporation and by-laws. The impact on a stockholder's investment in terms of the cost of defending a lawsuit may deter the stockholder form bringing suit against one of USA Video's officers or directors.

                 Financial Information About Industry Segments

     The information in the financial statements provided with this registration statement are incorporated by reference as though set forth here.

ITEM 2.   Financial Information

                            Selected Financial Data

     As discussed in the section of this Form 10 entitled Evolution of the Company, USA Video was in its development stage through 1999. However, a shift has occurred and USA Video is now focused on marketing and selling its products and services and as such expects revenues to significantly increase in 2000. USA Video is essentially "emerging" from its development stage by fully implementing its principal business.

     The following selected financial data reflects the fact that USA Video was in its development stage through 1999 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition", "Plan of Operations Over the Next Twelve Months" and the financial statements appearing elsewhere in this registration statement.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                January 1, 1992
                                                                                                              (Date of Inception
                                                                                                                of Development
                                                                                                                 Stage) to
Item              1999                 1998              1997             1996           1995                 December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
Revenue           $   20,500           $          0      $         0      $         0    $           0         $       20,500
------------------------------------------------------------------------------------------------------------------------------------

Income / Loss    ($1,684,468)         ($    981,598)    ($   678,156)    ($   658,983)  ($   3,168,518)       ($   18,786,880)
------------------------------------------------------------------------------------------------------------------------------------
Income / Loss
per share        ($     0.03)         ($       0.02)    ($      0.02)     ($     0.03)  ($        0.22)
------------------------------------------------------------------------------------------------------------------------------------

Total assets      $  995,351           $    435,232      $   418,354       $  470,553    $     303,260
------------------------------------------------------------------------------------------------------------------------------------
Long-term
obligations       $        0           $          0      $         0       $        0    $           0
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends
per share         $        0           $          0      $         0       $        0    $           0
------------------------------------------------------------------------------------------------------------------------------------

     Management's Discussion and Analysis of Financial Condition
     -----------------------------------------------------------

     This Form 10 contains forward-looking statements. The words, "anticipate", "believe", expect", "plan", "intend", "estimate", "project", "could", "may", "foresee", and similar expressions are intended to identify forward-looking statements. The following discussion and analysis should be read in conjunction with the Company's Financial Statements and Notes thereto and other financial information included elsewhere in this Form 10. This Form 10 contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. USA Video's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Form 10.

Status of Joint Venture and Subsidiary

     USA Video owns a 50% interest in a joint venture named Adnet USA LLC, which was incorporated as a California limited liability company. Formed in 1997, the purpose of Adnet USA LLC was to provide internet advertising and web page facilities to corporate customers. USA Video's joint venture partner is a related company by virtue of common directors. USA Video's share of the joint venture expenses were $174,144. USA Video uses the equity method of accounting for its investment in the joint venture. USA Video and its joint venture partner agreed to abandon the joint venture and consequently Adnet USA LLC is inactive. The remaining investment in Adnet USA LLC is recorded at $Nil. See Note 4 of the Notes to the Consolidated Financial Statements.


    On June 14, 1999, Merging Rivers Media Corp was formed as a wholly owned subsidiary of USA Video, but the consultants retained to manage the subsidiary did not produce the agreed-upon results, and their contracts were terminated in October and November of 1999. No expenses resulted from the termination of these agreements. However, a lawsuit is pending against one of the consultants. For further details, please see the section below entitled "Legal Proceedings" for details of the case (USA Video Interactive Corp. and Merging Rivers Media Corp.
v. Rafael O. Quezada). USA Video has brought legal action against one of the consultants for violations of contract. Merging Rivers Media Corp has been inactive for the last several months. USA Video accounts for its investment in Merging Rivers Media Corp on a consolidated basis.


     On May 4, 2000, Merging Rivers Media Corp changed its name to USA Video Productions Inc. USA Video intends to use the subsidiary to bring high quality content production and webcasting to the Internet. The subsidiary is planning to offer a complete end-to-end solution for bringing events to the public via the Internet.

     Revenues

     No revenues were generated in 1997 or 1998. In 1999, revenues of $20,500 were generated from a sale to Enersphere, of which 50% is attributable to the sale of media server hardware, software and peripheral system components ("hardware / software") and 50% is attributable to engineering services associated with system development, integration, installation, training and support ("engineering services").


     Revenue of $238,600 for the year 2000 are described as follows:

     A. Generated by contracts signed during the first quarter of 2000 and recognized in the financial statements for the first quarter of 2000 in accordance with U.S. GAAP:

----------------------------------------------------------------------------------------------------------
  Client                      Item(s)                       Revenue             %                   %
                                                                            hardware /         engineering
                                                                             software           services
----------------------------------------------------------------------------------------------------------
Inetcable             Technology (hardware / software       $ 163,600            50                50
                      & services) for video
                      compression, streaming,
                      decompression, software
                      management and system
                      integration.
----------------------------------------------------------------------------------------------------------
                                                            ---------
First Quarter Total                                         $ 163,600            50                50


     B. Generated by contracts signed during the first quarter of 2000 and recognized in the financial statements for the second quarter of 2000 in accordance with U.S. GAAP:

Polomania              Media server system, services           15,000            50                 50
----------------------------------------------------------------------------------------------------------
Pegasus                Media server system, three              60,000            50                 50
 Communications        encoding suites, services
----------------------------------------------------------------------------------------------------------
                                                            ---------
Second Quarter Total                                        $  75,000            50                 50
----------------------------------------------------------------------------------------------------------
First and Second Quarter Total                              $ 238,600            50                 50



     As disclosed in this document under "Outlook: Issues and Uncertainties," absent significant revenues, USA Video's auditors have expressed doubt about USA Video's ability to continue as a going concern. In addition, since USA Video only began emerging from development stage this year, it has not generated a profit and expects to continue to incur net losses for the foreseeable future.




     Net Losses


     At this time, USA Video has not achieved profitability and, in fact, expects to incur net losses for the foreseeable future. USA Video's net losses for the years ended December 31, 1999, 1998 and 1997 were $1,657,078, $981,598 and $678,156, respectively. As a percentage of revenues, net losses were approximately 800% in 1999. No revenue was generated in 1998 or 1997. USA Video's net losses for the first quarter of 2000 were $523,154.

     Expenses

     During the period 1997 to 1999, USA Video incurred significantly increased General and Administrative, Product Marketing, and Research and Development costs associated with its progressively increasing focus on developing products to compete in specific identified market segments and bringing those products to market.

     As follows, Table A identifies General/Administrative, Product Marketing, Research and Development, and Management Fee expenses incurred during 1999, 1998 and 1997 by USA Video. Table B identifies and discusses those year-to-year changes which management believes are of material benefit to understanding the conduct of business. In Table B, Related Parties and Other categories have been combined, where applicable, to reflect year-to-year total dollar and percentage increase for a given item.

                                    Table A
                                    -------

Expenses                                                        1999             1998         1997
--------                                                        ----             ----         ----
          General / Administrative
            Amortization of Capital Assets                      $  108,869     $ 38,473     $  1,362
            Consulting Fees
               Related Parties                                     156,000       82,111       63,982
               Other                                                                          26,713
            License Fees & Penalty                                  58,937           --           --
            Office & General - Other                               135,894       32,919       15,661
            Office Assistance
               Related Parties                                      66,000       21,739       10,916
               Other                                                21,926       19,142           --
            Printing                                               111,410       21,786           --
            Professional Fees
               Related Parties                                       6,980        5,270        5,508
               Other                                                50,631       43,341       59,639
            Rent - Other                                            41,212       33,214       14,302
            Telephone & Utilities                                   66,681       34,322        9,026
            Travel & Entertainment                                  91,384       26,072        6,038
            Web Site Costs                                          65,116       11,891        5,539
            Other *                                                 67,415       38,537       47,085
                                                                ----------     --------     --------
                                                                 1,048,455      408,817      265,771

          Product Marketing
             Related Parties                                       214,500       82,000
             Other                                                 207,643      127,553       85,865
          Research & Development
             Related Parties                                        82,500       24,000
             Other                                                  10,837        2,668
          Management Fees - Related Parties                         24,000       27,000      174,025
                                                                ----------     --------     --------

          Total                                                 $1,587,935     $669,370     $528,329
                                                                ==========     ========     ========

     * Includes amortization of patents, automobile expenses, filing fees, insurance, membership fees, public relations, repairs and maintenance, and transfer agent fees.

                                    Table B
                                    -------

                                  1998 to 1999

-------------------------------------------------------------------------------------------------------------------------------
        ITEM                $ INCREASE       PERCENTAGE INCREASE                            DISCUSSION
                            (DECREASE)            (DECREASE)
-------------------------------------------------------------------------------------------------------------------------------
Amortization of                     70,396                   190   Increase in fixed assets attributable to focus on growing
 Capital Assets                                                    principal aspects of the business.
-------------------------------------------------------------------------------------------------------------------------------
Consulting Fees                     73,889                    90   Increased due to regulatory filings and administrative
                                                                   charges.
-------------------------------------------------------------------------------------------------------------------------------
License Fees &                      58,937                   N/A   Principally a one-time penalty for default on an exclusive
 Penalty                                                           sales agreement.  Balance for software licensing fee.
-------------------------------------------------------------------------------------------------------------------------------
Office & General                   102,975                   313   Associated with increased office and administrative
                                                                   activities supporting business growth efforts.
-------------------------------------------------------------------------------------------------------------------------------
Telephone & Utilities               32,359                    94   Increased manpower and general growth in business
                                                                   activities.
-------------------------------------------------------------------------------------------------------------------------------
Travel &                            65,312                   251   Primarily travel to technical and general contractual
 Entertainment                                                     business meetings with clients, potential clients, vendors, equipment and software manufacturers, investor groups.
-------------------------------------------------------------------------------------------------------------------------------
Web Site Costs                      53,225                   448   Design and maintenance of the usvo.com website to support
                                                                   investor relations and to promote USA Video presence and
                                                                   image.
-------------------------------------------------------------------------------------------------------------------------------
Printing                            89,624                   411   Cost of annual report and proxy preparation for annual
                                                                   meeting of shareholders, as well as production of
                                                                   literature for ongoing shareholder and client
                                                                   communications.
-------------------------------------------------------------------------------------------------------------------------------
Product Marketing                  212,590                   101   Increased demand for marketing talent and associated
                                                                   marketing activities to identify and analyze appropriate
                                                                   market segments and move product.
-------------------------------------------------------------------------------------------------------------------------------
Research &                          69,337                   289   Necessity of continuing to develop, refine and enhance
 Development                                                       product offerings to ensure competitiveness in the market
                                                                   and support overall business plan.
-------------------------------------------------------------------------------------------------------------------------------

                                  1997 to 1998

---------------------------------------------------------------------------------------------------------------------------
        ITEM                $ INCREASE       PERCENTAGE INCREASE                          DISCUSSION
                            (DECREASE)            (DECREASE)
---------------------------------------------------------------------------------------------------------------------------
Amortization of                     37,111                  2725   Increase in fixed assets attributable to focus on
 Capital Assets                                                    growing principal aspects of the business.
---------------------------------------------------------------------------------------------------------------------------
Travel &                            20,034                   332   Technical staff to meet with sources of new
 Entertainment                                                     technologies and management staff to meet with equity
                                                                   investors and potential equity investors.
---------------------------------------------------------------------------------------------------------------------------
Printing                            21,786                   N/A   Primarily related to preparation of materials for
                                                                   shareholders for equity investors.
---------------------------------------------------------------------------------------------------------------------------
Rent                                18,912                   132   Expansion of facilities to accommodate business growth.
---------------------------------------------------------------------------------------------------------------------------
Product Marketing                  123,688                    49   Support of efforts to move initial products to market.
---------------------------------------------------------------------------------------------------------------------------
Research &                          21,332                   800   Development, deployment and assessment of baseline
 Development                                                       technology.
---------------------------------------------------------------------------------------------------------------------------
Management Fees                   (147,025)                 (544)  Substantial reduction due to the fact that the previous president is no longer associated with USA Video and to
                                                                   the fact that USA Video has elected to allocate fees
                                                                   according to specific areas of activity in which
                                                                   individuals perform services.
---------------------------------------------------------------------------------------------------------------------------

Compensation Expenses for Stock Options Granted to Management

     On January 2, 1990, USA Video established a Share Option Plan. The Share Option Plan accompanies this Form 10 as Exhibit 4.3. Under the terms of the plan, officers, directors and employees may be granted options to purchase common shares of USA Video at the closing price of the company's common stock on the date of the grant, with no option being granted below $0.067 per share. The options may be granted with varying terms until expiry, with a maximum term of 5 years. There are no specific vesting requirements under the plan. The aggregate number of securities reserved for issuance under the terms of the plan may not exceed 10% of the outstanding listed securities of USA Video and the aggregate number of securities reserved for issuance to any one party may not exceed 5% of the outstanding listed securities of the company.

     USA Video grants stock options at exercise prices equal to the fair market value of the company's stock at the date of the grant. USA Video has not incurred any expense for stock-based compensation but has elected to follow APBO No. 25 and provide pro forma information. See Note 9 of the Notes to the Consolidated Financial Statements contained in this Form 10 under Item 13 containing financial statements.

     Had compensation cost been determined based on the fair value at the grant dates for those options issued to directors, employees, and consultants, USA Video's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                  1999        1998       1997
                               ----------  ----------  ---------
Loss              As reported  $1,684,468  $  981,598   $678,156
                  Pro forma    $5,420,133  $1,193,652   $816,184

Loss per share    As reported  $     0.03  $     0.02   $   0.02
                  Pro forma    $     0.08  $     0.02   $   0.02

     Liquidity and Capital Resources

     The independent accountants have expressed the opinion that USA Video may not be capable of continuing its existence as a going concern. Management understands and acknowledges that it will be necessary to raise approximately $3.5 million to $4 million over the next 12 months of working capital in order to continue in business as a going concern. USA Video has a working capital deficit of $186,181 as at December 31, 1999 and has accumulated a deficit of $20,640,830 since inception. USA Video's ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time.


     USA Video has historically satisfied its capital needs primarily by issuing equity securities. Management plans to continue to provide for its capital needs during the year ended December 31, 2000 by the continued development of its sales of computer hardware, software and engineering. In addition, USA Video's capital requirements during the year ended December 31, 2000 will be supplemented by issuing equity securities. Its operating activities used $1,600,900, $698,224 and $651,072 for the years ended December 31, 1999, 1998 and 1997, respectively. To fund its operations, USA Video generated $2,227,186, $977,630 and $937,126 in 1999, 1998 and 1997, respectively, through sales of its common stock.


     As of March 31, 2000, USA Video's cash position was $303,423. The principal sources of cash were the issuance of stock from the exercise of options and warrants and from a private placement conducted in January 2000. USA Video believes this is sufficient to fund current operations for three to four months. Subsequently, management currently anticipates raising an additional $3.5 million to $4 million through private offerings, which will be sufficient to finance operations for the next 12 months, as specifically set forth in the following:

     .  Organizational Expenses                         $0.22 million
     .  Marketing and Sales Expenses                     1.6  million
     .  Product Support Expenses (referred to in         0.5  million
        the USA Video budget as "Service
        Infrastructure")
     .  Administrative Expense                           0.18 million
     .  Research and Development (includes               0.9  million
        $250,000 of associated infrastructure
        expenses)
     .  Employees                                        0.6  million
                                                        -------------
        Total                                           $4.0  million
                                                        =============

     Management's current expectation is that continuing operations for the longer-term will be supported either through growth in revenues from sales of products and services, or through a return to the equity markets for additional funding, the level of which management cannot accurately anticipate at this time due to the unpredictability of longer-term sales performance. However, management would expect such additional funding requirements to exceed $4 million.

     There is no guarantee that management will be able to raise equity funds on terms acceptable to USA Video, if at all.

     There is a contingent liability in respect to a default judgment entered against USA Video's subsidiary, USA Video Corporation, in Texas, with regard to USA Video's lease of premises in the amount of $505,169. A claim was made to USA Video for the total amount payable under the terms of the lease through the term of the lease, which commenced in 1995 and will end in 2002. Any settlement resulting from the resolution of this contingency will be accounted for during the year of the settlement.

     Exposure to Market Risk
     -----------------------

     USA Video believes its exposure to overall foreign currency risk is immaterial. USA Video does not manage or maintain market risk sensitive instruments for trading or other purposes and is, therefore, not subject to multiple foreign exchange rate exposures.

     USA Video reports its operations in US dollars and its currency exposure, although considered by USA Video as immaterial, is primarily between the US and Canadian dollars. Exposure to the currencies of other countries is also immaterial as international transactions are settled in US dollars. Any future financing undertaken by USA Video will be denominated in US dollars. As USA Video increases its marketing efforts, the related expenses are basically in US dollars except for the marketing efforts in Canada. If these advertisements are coordinated through a US agency, then the expenses are in US dollars. USA Video is not exposed to the effects of interest rate fluctuations as it does not carry any long-term debt.


     From a quantitative point of view, USA Video has had a foreign exchange gain of $17,185, $70,328 and $5,074 in 1999, 1998 and 1997, respectively. In addition, there is no material foreign exchange market risk exposure because, although held in Canadian bank accounts, 90% of USA Video's cash deposits are in U.S. currency. In addition, USA Video pays the expenses of its Canadian operations in Canadian currency.

ITEM 3.   Properties

     In aggregate, USA Video spends approximately $59,868.00 on leases of office space per year.

     USA Video headquarters and executive offices are located at 70 Essex Street, Unit 1C, Mystic, Connecticut 06355 and the telephone number is (800) 625-2200. USA Video leases 1,547 square feet on an annual basis from Wharf Building Associates at a monthly rent fee of $1,509.00, or $18,108.00 for the year.

     USA Video also has additional office space at 100 Essex Street, Unit 1A, Mystic, Connecticut 06355. USA Video leases 1,116 square feet on an annual basis from Mystic Shipyard, LLC at a monthly rent fee of $1,700.00, or $20,400.00 for the year.

     USA Video also has corporate offices located at Suite 507, 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6 and the telephone number is (604) 685-1017. USA Video leases 800 square feet on a month-to-month basis from Graystone Property Management Ltd. at a monthly rent fee of U.S. $1,780.00, or $21,360.00 for the year. The Company paid a security deposit of U.S. $20,500.00 upon leasing the property.

     USA Video believes that its present facilities will be suitable for the operation of its business for the foreseeable future. The facilities are adequately insured against perils commonly covered by business insurance policies. These locations could be replaced without significant disruption to USA Video.

ITEM 4.   Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth as of April 28, 2000, the outstanding common shares of USA Video owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by USA Video to own beneficially, more than 5% of USA Video common shares, and the shareholdings of all Executive Officers and Directors as a group. As of June 30, 2000, USA Video had 75,027,089 shares of common stock issued and outstanding.


---------------------------------------------------------------------------------------------------------
Name                                                             Shares Owned            Percentage of
                                                                                         Shares Owned
---------------------------------------------------------------------------------------------------------
Edwin Molina (1)                                                   5,117,924                 6.61%
President, Chief Executive Officer and member of the
Board of Directors
---------------------------------------------------------------------------------------------------------
Anton J. Drescher (2)                                              5,387,885                 7.08%
Chief Financial Officer, Secretary and member of the
Board of Directors
---------------------------------------------------------------------------------------------------------
Ronald L. Patton (3)                                                 852,000                 1.14%
Chief Technical Officer
---------------------------------------------------------------------------------------------------------
Anthony J. Castagno (4)                                            1,892,700                 2.38%
Executive Vice President and member of the Board
  of Directors
---------------------------------------------------------------------------------------------------------
Daniel Sciro (5)                                                   2,468,600                 3.28%
Vice President, Sales and member of the Board of
  Directors
---------------------------------------------------------------------------------------------------------
William Meyer (6)                                                    250,000                 0.34%
Chief Operating Officer
---------------------------------------------------------------------------------------------------------
Kent Norton (7)                                                      125,000                 0.17%
Chief Information Officer
---------------------------------------------------------------------------------------------------------
Matthew W. Kinnaman (8)                                              150,000                 0.20%
Vice President, Strategic Innovation
---------------------------------------------------------------------------------------------------------
ALL EXECUTIVE OFFICERS & DIRECTORS AS A                           16,473,707                20.20%
GROUP (10 Persons) (9)
---------------------------------------------------------------------------------------------------------

     Except as noted below, all shares are held of record and each record shareholder has sole voting and investment power.

1) Includes 1,200,000 options and 1,735,000 warrants that are currently exercisable. Mr. Molina's address is the same as USA Video executive offices in Mystic, Connecticut.

2) Includes 1,000,000 options and 550,000 warrants that are currently exercisable. Mr. Drescher's address is the same as USA Video corporate office in Vancouver, British Columbia.

3) Includes 300,000 options and 80,000 warrants. Mr. Patton's address is the same as USA Video's executive offices in Mystic, Connecticut.

4) Includes 400,000 options and 470,000 warrants. Mr. Castagno's address is the same as USA Video's executive offices in Mystic, Connecticut.


 5) Includes 150,000 options and 610,000 warrants that are currently exercisable. Mr. Sciro's address is the same as USA Video's executive offices in Mystic, Connecticut.

 6) Includes 250,000 options that are currently exercisable. Mr. Meyer's address is the same as USA Video's executive offices in Mystic, Connecticut.

 7) Includes 125,000 options that are currently exercisable. Mr. Norton's address is the same as USA Video's executive offices in Mystic, Connecticut.

 8) Includes 150,000 options that are currently exercisable. Mr. Kinnaman's address is the same as USA Video's executive offices in Mystic, Connecticut.

 9) Includes 3,575,000 options and 3,445,000 warrants that are currently exercisable.

     USA Video's executive offices are located at 70 Essex Street, Mystic, Connecticut, 06355. USA Video's corporate offices are located at #507, 837 West Hastings Street, Vancouver, B.C., V6C 3N6.

         There are no arrangements known to USA Video the operation of which may result in a change of control of USA Video.

ITEM 5.   Directors and Executive Officers

The following table sets forth the name, age and position of each director and executive officer of USA Video:

-------------------------------------------------------------------------------------------------------
NAME                      AGE      POSITION                                             PERIOD SERVED
-------------------------------------------------------------------------------------------------------
Edwin Molina              44       Director, Chief Executive Officer and President      since 1998
-------------------------------------------------------------------------------------------------------
Anton J. Drescher         43       Director, Chief Financial Officer and Secretary      since 1994
-------------------------------------------------------------------------------------------------------
Anthony J. Castagno       50       Director and Executive Vice President                since 1998
-------------------------------------------------------------------------------------------------------
Ronald L. Patton          45       Chief Technical Officer                              since 1999
-------------------------------------------------------------------------------------------------------
Daniel L. Sciro           34       Director and Vice-President, Sales                   since 1998
-------------------------------------------------------------------------------------------------------
William Meyer             46       Chief Operating Officer                              since 2000
-------------------------------------------------------------------------------------------------------
Kent Norton               40       Chief Information Officer                            since 2000
-------------------------------------------------------------------------------------------------------
Matthew W. Kinnaman       39       Vice President, Strategic Innovation                 since 2000
-------------------------------------------------------------------------------------------------------

     Anton Drescher, Edwin Molina, Anthony Castagno and Daniel Sciro were elected directors of USA Video in June 2000. Each director will serve until the next annual meeting of shareholders and their respective successors are elected and qualified.

Executive Officers, Directors and Other Significant Employees of the Company:

Edwin Molina - President, Chief Executive Officer and Director
--------------------------------------------------------------

Mr. Molina served as a Senior Administrator with USA Video from June 1992 to June 30, 1998, when he was appointed as President, Principal Executive Officer and a member of the Board of Directors. Prior to joining USA Video he was a Senior Administrator with Adnet USA LLC, a private California company involved in Internet advertising, from May 1996 to June 1998. Mr. Molina was also a Senior Administrator with Future Link Systems Inc., a Vancouver Stock Exchange listed company involved in development of compression technology, from January 1988 to June 1992. Mr. Molina works a minimum of 60 hours per week on USA Video activities. His duties include overseeing all activities of the Company including providing strategic direction, managing and directing personnel and budgets, overseeing the activities of other corporate officers and staff, and directly overseeing all investor-related activities of USA Video.

Anton J. Drescher - Chief Financial Officer, Secretary and Director
-------------------------------------------------------------------

Mr. Drescher has been Chief Financial Officer of USA Video since December 1994. His duties include overseeing all financial activities of the company including direct oversight of budgets, accounts receivable and accounts payable, interactions with regulatory authorities in the United States and Canada, and consultation on strategic direction. He has been a Certified Management Accountant since 1981. He has been a director and Secretary/ Treasurer of Future Link Systems Inc. a public company listed on the Canadian Venture Exchange which was involved in the development of compression technology since 1997; Director and Secretary/Treasurer of Interlink Systems Inc. (formerly Glassmaster Industries, Inc.), a public company listed on The Canadian Dealing Network involved in glass laminants waste disposal and mineral exploration, since 1996; President of Westpoint Management Consultants Limited, a public company listed on the Canadian Venture Exchange British Columbia company involved in taxation and public markets, since 1979; President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada, since 1998; and director and President of International Tower Hill Mines Limited, a private British Columbia company involved in mineral exploration. Mr. Drescher works between 40 and 60 hours per week on USA Video activities. He spends significantly less time supervising professionals working on the accounts of his clients at his other businesses.

Anthony J. Castagno - Executive Vice President and Director
-----------------------------------------------------------

Mr. Castagno joined USA Video in 1999 as a Vice President. In April, 2000, he transitioned from Chief Operating Officer to Executive Vice President and in June 2000, he was elected a Director of USA Video. Mr. Castagno provided business development, investment and marketing strategy in his role as Chief Operating Officer of USA Video. His duties included directing and overseeing all technology activities of USA Video, including developing and modifying products and services to support sales and marketing, developing new products and services to introduce to market and directing a team of technology professionals. He also serves as President of The Rowe Group, an independent consulting firm specializing in marketing, investor and media relations. Prior to starting The Rowe Group in 1997, he headed a three-state public relations and marketing organization for approximately 17 years for Northeast Utilities, a large public utility in the northeastern U.S. Mr. Castagno teaches a course on mass media and communications at the University of Connecticut and has authored numerous articles and reference materials. Mr. Castagno works between 40 and 60 hours per week on USA Video activities. He spends significantly less time supervising professionals working on the accounts of his clients at The Rowe Group.

Ronald L. Patton - Chief Technical Officer
------------------------------------------

Mr. Patton joined USA Video in January 1999 as a Vice President. Prior to joining USA Video, Mr. Patton was a Vice President of Analysis and Technology from 1998 to 1999. Prior to that he was Senior Vice President of Sonalysts, Inc. for approximately 20 years. Both companies are involved in high-tech video and audio services. Mr. Patton works a minimum of 60 hours per week on USA Video business. His duties include directing and overseeing all technology activities of USA Video, including developing and modifying products and services to support sales and marketing; developing new products and services to introduce to market, and directing a team of technology professionals.

Daniel J. Sciro - Vice-President, Sales and Director
----------------------------------------------------

Mr. Sciro was elected a Director of USA Video in June 2000. Mr. Sciro joined USA Video in June 1998 as Vice President. Mr. Sciro was President of PC Telecom Corp., Global Telecommunications Systems Corp., and Digital Numeric Systems Corp. for more than 5 years before joining USA Video. The three companies were involved in telecommunications. As President, Mr. Sciro was involved with the development and deployment of global telecommunication technologies for clients. Mr. Sciro works a minimum of 60 hours per week on USA Video business. His duties include developing and implementing sales and sales strategies, establishing new clients and designing systems to meet the requirements of clients, negotiating contracts and directing a team of sales professionals.

William Meyer - Chief Operating Officer
---------------------------------------

Mr. Meyer joined USA Video in April 2000 as its Chief Operating Officer. As Chief Operating Officer, Mr. Meyer will direct and oversee all technology activities of USA Video, including developing and modifying products and services to support sales and marketing, developing new products and services to introduce to market and directing a team of technology professionals. He has specialized knowledge of motivational techniques, strategic planning, digital audio/video systems, high capacity data storage, television production facilities, computer networks, satellite transmission systems and the Internet. Mr. Meyer has over 20 years of experience in the following areas: operations management; engineering; and marketing and consulting for television and digital information systems. He is skilled in planning, budgeting and managing multiple projects for growth using proven methods and effective communications. He has held the following positions over the past six years: Director of Network Operations and Engineering for Paxson Communications Corporation, a company involved in supporting television networks; Operations Manager of Corporate Engineering for Paxson Communications Corporation. Mr. Meyer has a BA from Central Michigan University.

Kent Norton - Chief Information Officer
---------------------------------------

Mr. Norton joined USA Video in May 2000 as Chief Information Officer. He is responsible for expanding the company's Internet activities, including providing streaming video and Video on Demand and designing a secure data network for USA Video Interactive's worldwide deployments. Prior to joining USA Video, Mr. Norton was Director of Technology and Information Systems with beenz.com, which is creating a universal, incentive-based currency for on-line merchants. Previously, he was senior manager for Computer Sciences Corporation, where he designed a global technical support infrastructure for the company's "help desks" around the world. He also has 10 years experience in senior technology positions with Sonalysts and General Dynamics. Mr. Norton has in-depth knowledge and experience in multiple UNIX environments, including Linux; all aspects of data networking including LANs, WANs, security and administration; software development, integration and design including open-source software development, integration and design; global IT infrastructures and business requirements; and commercial design, development and deployment of Internet and business-focused e-systems and products. He holds a Bachelor of Science degree in Civil & Structural Engineering from the University of Cincinnati.

Matthew W. Kinnaman - Vice President, Strategic Innovation
----------------------------------------------------------

Mr. Kinnaman joined USA Video in May 2000 as Vice President of Strategic Innovation. He works closely with USA Video's technical and marketing groups to create technological innovation strategies to move USA Video into the rapidly advancing arena of Internet streaming media. Prior to his appointment at USA Video, Mr. Kinnaman was at Gilder Technology Group, which, with Forbes Magazine, co-publishes George Gilder's influential investment strategy newsletter, the Gilder Technology Report. While at Gilder Technology Group, Mr. Kinnaman was Editorial Director of Conferences, working directly with Gilder on the production of the Telecosm Conference. He also served as Director of Research and Communication for Harvard Business School professor Clayton Christensen's "Innovation Partnership," and as Editorial Director for Christensen's "Disruptive Innovation Conference." Clayton Christensen is author of the best seller, The Innovator's Dilemma, and has recently launched Innosight LLC (www.innosight.com).

ITEM 6.   Executive Compensation

     Compensation of "Named Executive Officers"

     The following table sets forth compensation awarded to, earned by or paid to Named Executives for the designated fiscal years. Other than set forth below, no employee of USA Video earned salary and bonus of $100,000 or more in fiscal year 1999.

                         Summary Compensation Table

                                                                          Long Term Compensation
                                                              ----------------------------------------------
                             Annual Compensation                      Awards                 Payouts
------------------------------------------------------------------------------------------------------------
  Name                                            Other                       Securities
  and                                             Annual      Restricted      Underlying
Principal                                         Compen-       Stock          Options/        LTIP          All Other
Position       Year   Salary ($)    Bonus ($)   sation ($)    Award(s) ($)     SARs (#)      Payouts ($)   Compensation ($)
---------------------------------------------------------------------------------------------------------------------------
Molina,        1999    $120,000(1)               $200,665                      1,200,000
Edwin                                            (5)
(CEO)
               1998    $ 60,500                  $  3,172                      1,300,000
                                                 (6)

               1997                                                              250,000

---------------------------------------------------------------------------------------------------------------------------
Drescher,      1999    $120,000(2)               $159,025                      1,000,000
Anton                                            (7)
(CFO)
               1998    $ 77,270                  $ 34,429                      1,000,000
                                                 (8)

               1997    $ 65,517                  $ 27,782                        500,000
                                                 (9)
---------------------------------------------------------------------------------------------------------------------------
Patton,        1999    $120,000(3)               $ 49,580                        500,000
Ronald                                           (10)
(CTO)
---------------------------------------------------------------------------------------------------------------------------
Castagno,      1999    $120,000(4)               $194,300                        250,000
Anthony                                          (11)
(COO)
---------------------------------------------------------------------------------------------------------------------------

(1) Of the $120,000 paid to Mr. Molina in 1999, $24,000 consisted of management fees and $96,000 consisted of product marketing fees paid to him in his capacity as an executive officer of the company.

(2) The entire $120,000 paid to Mr. Drescher in 1999 consisted of fees paid to him in his capacity as an executive officer of the company.

(3) Of the $120,000 paid to Mr. Patton in 1999, $60,000 consisted of product marketing fees and $60,000 consisted of product development fees paid to him in his capacity as an executive officer of the company.

(4) Of the $120,000 paid to Mr. Castagno in 1999, $36,000 consisted of consulting fees, $36,000 consisted of office assistance fees, $12,000 consisted of public relations fees and $36,000 consisted of product marketing fees paid to him in his capacity as an executive officer of the company.

(5) On February 23, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,680.00. On March 9, 1999, Mr. Molina exercised 200,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $4,020.00. On March 22, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,010. On April 7, 1999, Mr. Molina exercised 50,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $10,050.00. On May 3, 1999, Mr. Molina exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $32,830.00. On June 18, 1999, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $149,075.00.

(6) On May 6, 1998, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $3,350.00. On November 3, 1998, Mr. Molina exercised 100,000 options at an exercise price of $0.067 per option, resulting in compensation of $0.00. On November 10, 1998, Mr. Molina exercised 150,000 stock options at an exercise price of $0.067 per option, resulting in a realized value of ($1,005.00). On December 17, 1998, Mr. Molina exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $827.00.

(7) On February 2, 1999, Mr. Drescher exercised 200,000 stock options at an exercise price of $0.067 per option, resulting in a realized value of ($2,010.00). On February 17, 1999, Mr. Drescher exercised 300,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $15,075.00. On March 9, 1999, Mr. Drescher exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $2,010.00. On April 28, 1999, Mr. Drescher exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $55,275.00. On May 26, 1999, Mr. Drescher exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $36,850.00. On June 10, 1999, Mr. Drescher exercised 50,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $38,860.00. In 1999, Mr. Drescher received interest on loans to USA Video in the amount of $12,965.00

(8) On January 28, 1998, Mr. Drescher exercised 500,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $10,050.00. In 1998, Mr. Drescher received interest on loans to USA Video in the amount of $24,379.00.

(9) On June 20, 1997, Mr. Drescher exercised 500,000 stock options at an exercise price of $0.072 per option, resulting in a realized value of ($1,800.00). In 1997, Mr. Drescher received interest on loans to USA Video in the amount of $29,582.00.

(10) On May 12, 1999, Mr. Patton exercised 100,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $49,580.00.

(11) On July 6, 1999, Mr. Castagno exercised 250,000 stock options at an exercise price of $0.067 per option, resulting in compensation of $194,300.00.

     The following table sets forth certain information concerning grants of stock options pursuant to stock option plans to the Named Executive Officer during the year ended December 31, 1999.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                               Annual Rates of
                                                                                                  Stock Price
                                                                                               Appreciation for
                              Individual Grants                                                   Option Term
-----------------------------------------------------------------------------------------------------------------------
                              % of Total
                               Options /
            Number of           SARs                     Market
            Securities        Granted to                 Price
            Underlying        Employees                   on
           Options/SARs       in Fiscal      Exercise   Date of      Expira-
             Granted           Year (1)       Price      Grant        tion
                                              ($/Sh)     ($/Sh)       Date          0% ($)     5% ($)          10% ($)
-----------------------------------------------------------------------------------------------------------------------
Molina,      1,200,000          23.53%       $ 1.00      $ 1.04       7/16/01      $48,000     $110,400        $172,800
Edwin
-----------------------------------------------------------------------------------------------------------------------
Drescher,    1,000,000          23.53%       $ 1.00      $ 1.04       7/16/01      $40,000     $ 92,000        $144,000
Anton
-----------------------------------------------------------------------------------------------------------------------
Patton,        500,000          11.76%       $0.067      $0.065       1/31/01                  $    625        $  2,250
Ronald
-----------------------------------------------------------------------------------------------------------------------
Castagno,      250,000           5.88%       $0.067      $0.060       1/12/01                     N/A             N/A
Anthony
-----------------------------------------------------------------------------------------------------------------------

(1) A total of 4,250,000 stock options were granted to employees in 1999.

     The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the Named Executive Officer during the year ended December 31, 1999 and stock options held at year end.


             Aggregated Option / SAR Exercises in Last Fiscal Year
                        and FY-End Option / SAR Values

--------------------------------------------------------------------------------------------------------------------
                                                                          Number of
                                                                         Securities              Value of
                                                                         Underlying             Unexercised
                                                                         Unexercised           In-the-Money
                                                                       Options / SARs         Options / SARs
                                                                        at FY-End (#)          at FY-End ($)

                         Shares Acquired                                Exercisable /          Exercisable /
      Name               on Exercise (#)      Value Realized ($)        Unexercisable         Unexercisable(1)
--------------------------------------------------------------------------------------------------------------------
Molina, Edwin               800,000           $200,665                 1,200,000 / 0            N/A (2)  / $0
--------------------------------------------------------------------------------------------------------------------
Drescher, Anton           1,000,000           $146,060                 1,000,000 / 0            N/A (3)  / $0
--------------------------------------------------------------------------------------------------------------------
Patton, Ronald              100,000           $ 49,580                   400,000 / 0          $ 365,200  / $0
--------------------------------------------------------------------------------------------------------------------
Castagno, Anthony           250,000           $194,300                         0 / 0          $       0  / $0
--------------------------------------------------------------------------------------------------------------------

(1) On December 31, 1999, the average of the high and low price of the stock trading on the OTC BB was $0.98.

(2) Mr. Molina's 1,200,000 options, with an exercise price of $1.00, were not in-the-money based on the December 31, 1999 closing price of $0.98 per share for USA Video's common stock.

(3) Mr. Drescher's 1,000,000 options, with an exercise price of $1.00, were not in-the-money based on the December 31, 1999 closing price of $0.98 per share for USA Video's common stock.

     Compensation of Directors

     Directors receive no compensation for their service as such.

     Employment Contracts

     USA Video does not have an employment contract with Mr. Molina and it has no obligation to provide compensation to him in the event of his resignation, retirement or termination, or a change in control.

     On April 27, 2000, USA Video executed an employment agreement with William Meyer, USA Video's new Chief Operating Officer (attached to this Form 10 as
Exhibit 10.5). The agreement provides for a two year term and guarantees a base starting salary of $120,000.00 annually. Mr. Meyer will also be eligible to receive a bonus as determined by USA Video's Board of Directors. The agreement also contains a provision granting Mr. Meyer the option to purchase 250,000 shares of USA Video's common stock, exercisable for a period of 5 years. Mr. Meyer will be reimbursed for his expenses associated with commuting between Florida and Connecticut for a period of 3 months. If the agreement is terminated for cause, USA Video will have no further obligations to Mr. Meyer except to pay his base salary and all other benefits accrued through the date of termination. If the agreement is terminated without cause or if Mr. Meyer terminates the agreement for good reason, he is entitled to receive all base salary due for the balance of the term of the agreement within 30 days of the date of termination. Mr. Meyer agreed to keep secret all confidential matters of USA Video and its affiliates. The agreement also contains an indemnification provision that indemnifies Mr. Meyer against any and all judgments, fines, settlement amounts and reasonable expenses incurred in connection with any action or proceeding by reason of the fact that Mr. Meyer is an officer of USA Video.

     No other director or executive officer has signed an employment agreement with USA Video.

     USA Video may in the future create retirement, pension, profit sharing, insurance and medical reimbursement plans covering its Executive Officers and Directors. At the present time no such plans exist. No advances have been made or are contemplated by USA Video to any of its Executive Officers or Directors.

ITEM 7.   Certain Relationships and Related Transactions

     Transactions with Management and Others
     ---------------------------------------

     No director, executive officer or nominee for election as a director of USA Video, and no owner of five percent or more of USA Video's outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000.


     Certain Business Relationships
     ------------------------------

     No directors or nominee for director is or has been during USA Video's last fiscal year an executive officer or beneficial owner of more than 10% of any other entity that has engaged in a transaction with USA Video in excess of 5% of either company's revenues or assets.


     USA Video owns a 50% interest in a joint venture named Adnet USA LLC, which was incorporated as a California limited liability company. Formed in 1997, the purpose of Adnet USA LLC was to provide internet advertising and web page facilities to corporate customers. USA Video's joint venture partner is a related company by virtue of a common director, namely, Anton Drescher. USA Video's expenses related to the joint venture were $174,144. USA Video and its joint venture partner agreed to abandon the joint venture and consequently Adnet USA LLC is inactive.

     Indebtedness of Management
     --------------------------

     There are no persons who are directors, executive officers of USA Video, nominees for election as a director, immediate family members of the foregoing, corporations or organizations (wherein the foregoing are executive officers or partners, or 10% of the shares of which are directly or beneficially owned by the foregoing), trusts or estates (wherein the foregoing have a substantial beneficial interest or as to which the foregoing serve as a trustee or in a similar capacity) are indebted to USA Video in an amount in excess of $60,000.

ITEM 8.   Legal Proceedings

     The following are pending legal proceedings in which USA Video is a party:


     1.   USA Video Interactive Corp. and Merging Rivers Media Corp. v. Rafael
          --------------------------------------------------------------------
O. Quezada
----------

     This case was commenced by USA Video and its subsidiary, Merging Rivers Media Corp., against Rafael O. Quezada, former president of Merging Rivers, on January 10, 2000 in the U.S. District Court for the District of Connecticut.

     The facts of the case follow. In mid-April, 1999, USA Video entered into a Confidentiality and Non-Disclosure Agreement with the defendant, prohibiting him from disclosing and using USA Video confidential information without prior written consent of USA Video. The Agreement also provided that USA Video would retain all publication and ownership rights to all intellectual property. In mid-June, 1999, USA Video and Merging Rivers entered into a Consulting Agreement with the defendant which provided that the defendant was to represent Merging Rivers and USA Video to clients and prospective clients for purposes of selling video and other multimedia advertising. At the end of July, 1999, USA Video provided a laptop computer to the defendant containing proprietary information.

     The defendant later registered domain names and trademarks in his own name, charging the expenses to USA Video. While a consultant to USA Video and president of Merging Rivers, the defendant sought employment with a competitor to work on an identical project for which he was doing work for USA Video. Following termination of his consulting agreement with USA Video and his employment with Merging Rivers, the defendant interfered with a business relationship between USA Video and one of its customers.

     The plaintiffs are seeking full compensatory and consequential damages, an award of treble damages, and other equitable relief in an amount in excess of $75,000.00 and deemed equitable and appropriate by the court.


     2.  DCC Building #4 Limited Partnership v. USA Video Corporation
         ------------------------------------------------------------

     This case was commenced by DCC Building #4 Limited Partnership against USA Video Corporation, a subsidiary of USA Video, on September 7, 1995 in the District Court of Dallas County, Texas. A default judgment was entered by the court on November 10, 1995.

     There is a contingent liability in the amount of $505,169 ($25,399 included in accounts payable December 31, 1998) in respect to the default judgment entered against USA Video Corporation. This suit was in regard to a lease of premises by USA Video Corporation in Dallas, Texas. USA Video Corporation vacated the premises in Dallas, Texas during the year ended December 31, 1995 and a claim was made to the company for the total amount payable under the terms of the lease through the term of the lease, ending in 2002. Management of USA Video is of the opinion that the amount payable under the terms of this judgment is not determinable at this time as the damages may be substantially mitigated by the landlords renting the property to another party. Settlement talks are underway. Any settlement resulting from the resolution of this contingency will be accounted for during the year of the settlement.

     To the knowledge of USA Video's Executive Officers and Directors, USA Video is not a party to any other legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the Officers and Directors know of no other threatened or contemplated legal proceedings or litigation.

ITEM 9. Market Price of and Dividends on USA Video's Common Equity and Related Stockholder Matters


     There is a limited public market for the common shares of the Company which currently trades on the Canadian Venture Exchange under the symbol "US" where it has been traded since February 23, 1995 and on the pink sheets under the symbol "USVO" operated by the National Quotation Bureau since May 3, 2000. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                           Canadian Venture Exchange
                                 (Symbol "US")

             Quarter                        High *                Low *
             -------                        ----                  ---
                                           (Cdn $)               (Cdn $)

First Quarter 1998                         .245                  .105
Second Quarter 1998                         .18                  .075
Third Quarter 1998                          .18                   .07
Fourth Quarter 1998                        .115                   .06
First Quarter 1999                          .80                   .07
Second Quarter 1999                        1.83                   .25
Third Quarter 1999                         1.69                  1.02
Fourth Quarter 1999                        1.65                   .90

* The prices are high and low sale prices. This information was provided by Bloomberg Professional.


                              Pink Sheet market*
                                (Symbol "USVO")

             Period                         High **               Low **
             ------                         ----                 -----
                                           ($US)                 ($US)
May 3, 2000 to June 23, 2000               3.16                  1.31

* Named for the color of paper on which they are printed, the pink sheets are published by the National Quotation Bureau for brokers and dealers, not for the general public. The pink sheets are daily pages that detail bid and ask prices set by dealers for thousands of over-the-counter securities. The pink sheets do not represent an established public trading market. There is no centralized continuous quotation network such as in trading markets like Nasdaq and the New York Stock Exchange. The pink sheets list stocks that are smaller, newer and generally riskier than those listed on Nasdaq and other traditional exchanges. ** The prices are high and low bid prices. This information was provided by the National Quotation Bureau.

The amount of common stock of USA Video subject to outstanding options or warrants to purchase is 12,958,000 shares. The amount of common stock of USA Video that could be sold pursuant to Rule 144 of the Securities Act of 1933 is 72,247,089.

     As of April 22, 2000, there were 74,512,089 common shares outstanding, held by 1,118 shareholders of record and by various broker/dealers on behalf of an indeterminate number of street name shareholders.

     To date the Company has not paid any dividends on its common shares and does not expect to declare or pay any dividends on such common shares in the foreseeable future. Payment of any dividends will depend upon future earnings, if any, the financial condition of the Company, and other factors as deemed relevant by the Company's Board of Directors.

ITEM 10.  Recent Sales of Unregistered Securities

    Set forth below is information regarding the issuance and sales of securities of the Company without registration for the past three (3) years. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.


a) USA Video is currently conducting an offering of units. Each unit consists of one common share and one warrant to acquire an additional share at $1.50 per share by June 2002. On completion of the offering, a maximum of 1,000,000 units will be issued at $1.50 per unit for total maximum proceeds of $1,500,000.00. The offer and sale of the units is exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act of 1933, as amended. USA Video is limiting the manner of the offering and providing an offering memorandum to investors. If the foregoing exemption is not available, USA Video believes that a portion of the sales will also be exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the purchasers.

b) During the period ended June 30, 2000, USA Video issued 1,030,000 shares of common stock pursuant to options exercised at between $0.067 and $1.00 per share for total proceeds of $1,050,000.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The following persons exercised options in 2000: Rowland Perkins, employee, 550,000 shares; Mark Princevalle, employee, 8,000 shares; John Gustavsen, employee, 16,000 shares; Sandy Princevalle, employee, 3,000 shares; John Cullen, employee, 30,000 shares; Diane Costick, employee, 3,000 shares; Maurice Loversol, consultant, 20,000 shares; and Ronald Patton, executive officer, 400,000 shares. The sales were made on exercise of grants by employees under USA Video's written share option plan, a copy of which USA Video has provided to its participants.

c) In January, 2000, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $4.00 per share by January 26, 2002. On completion of the offering, a total of 190,000 units were issued at $4.00 per unit for total proceeds of $760,000.00. The offer and sale of the units were exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Anton Drescher, executive officer and director and resident of Canada, 30,000 units; Edwin Molina, executive officer and director, 50,000 units; Ronald Patton, executive officer, 30,000 units; Daniel Sciro, executive officer, 60,000 units; and Kevin Yorio, employee and sophisticated individual investor, 20,000 units. If the foregoing exemptions are not available, USA Video believes that 30,000 units or $120,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchaser.

d) During the period ended February, 2000, USA Video issued 825,000 shares pursuant to warrants exercised at $0.068 per share for total proceeds of $55,997.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. USA Video limited the manner of the offering. The following investors have exercised warrants in 2000: Ray Jones, accredited individual investor, 200,000 shares; Edwin Molina, executive officer and director, 125,000 shares; and Daniel Sciro, executive officer and director, 500,000 shares. USA Video believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

e) In July 1999, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $1.10 per share by July 15, 2001. On completion of the offering, a total of 750,000 units were issued at $1.00 per unit for total proceeds of $750,000.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: William Allen, sophisticated individual investor, 10,000 units; Anton Drescher, executive officer and director and resident of Canada, 100,000 units; Robert Gaskins, sophisticated individual investor, 100,000 units; William Hood, sophisticated individual investor, 10,000 units; James Jones, accredited investor, 150,000 units; Antonietta Marziliano, sophisticated individual investor and resident of Canada, 50,000 units; Susan Miller, sophisticated individual investor, 50,000 units; Edwin Molina, executive officer and director, 90,000 units; Alice Rhodes, sophisticated individual investor, 100,000 units; Robert Smith, consultant and accredited individual investor, 15,000 units; Ronald Thompson, accredited individual investor, 37,500 units; and Earl Wyatt, accredited individual investor, 37,500 units. If the foregoing exemptions are not available, USA Video believes that 97,500 units or $150,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

f) In May 1999, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.49 per share by May 19, 2001. On completion of the offering, a total of 500,000 units were issued at $0.395 per unit for total proceeds of $197,400.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Anthony Castagno, executive officer, 70,000 units; Dave Haines, sophisticated individual investor, 25,000 units; Ray Jones, accredited individual investor, 25,000 units; Hrant Karakas, accredited individual investor and resident of Canada, 25,000 units; Daniel Kinnaman, consultant and sophisticated individual investor, 25,000 units; Linda Drescher, employee and sophisticated individual investor and resident of Canada, 2,500; Edwin Molina, executive officer and director, 70,000 units; Ronald Patton, executive officer, 50,000 units; Pawnee Holding Corp., accredited investor, 25,000 units; Gary Saunders, accredited individual investor, 25,000 units; Daniel Sciro, executive officer, 50,000 units; Jeffrey Vaughan, sophisticated individual investor, 25,000; Kevin Yorio, employee and sophisticated individual investor, 12,500 units; and Anton Drescher, executive officer and director and resident of Canada, 70,000 units. If the foregoing exemptions are not available, USA Video believes that $38,513.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

g) In March 1999, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.13 per share by March 23, 2001. On completion of the offering, a total of 1,000,000 units were issued at $0.114 per unit for total proceeds of $114,293.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Michael Carbone, accredited individual investor, 50,000 units; Anton Drescher, executive officer and director and resident of Canada, 350,000 units; Anthony Castagno, executive officer, 100,000 units; William Hood, sophisticated individual investor, 25,000 units; Edwin Molina, executive officer and director, 350,000 units; Pawnee Holding Corp., accredited investor, 25,000 units; Robert Smith, consultant and accredited individual investor, 25,000 units; Jeffrey Vaughan, sophisticated individual investor, 50,000 units; and Kevin Yorio, employee and sophisticated individual investor, 25,000 units. If the foregoing exemptions are not available, USA Video believes that 350,000 units or $39,900.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

h) In January 1999, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.067 per share by March 23, 2001. On completion of the offering, a total of 2,000,000 units were issued at $0.067 per unit for total proceeds of $133,574.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Anthony Castagno, executive officer, 300,000 units; Anton Drescher, executive officer and director and resident of Canada, 575,000 units; Linda Drescher, sophisticated individual investor and resident of Canada, 150,000 units; Edwin Molina, executive officer and director, 300,000 units; Ronald Patton, executive officer, 250,000 units; Robert Smith, consultant and accredited individual investor, 100,000 units; Charles Jackson Batts, accredited individual investor, 150,000 units; Jeffrey Vaughan, sophisticated individual investor, 50,000 units; Kevin Yorio, employee and sophisticated individual investor, 125,000 units. If the foregoing exemptions are not available, USA Video believes that 725,000 units or $48,575.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.


i) During the year ended December 31, 1999, USA Video issued 4,881,000 shares pursuant to options exercised at between $0.067 and $1.00 per share for total proceeds of $405,895.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The following persons exercised options in 1999: Dan Sciro, executive officer, 1,000,000 shares; Tricia Haines, employee, 25,000 shares; Anton Drescher, executive officer and director and resident of Canada, 1,000,000 shares; Edwin Molina, executive officer and director, 800,000 shares; Donna Moroney, employee, 25,000 shares; Yezdi Tamboli, consultant, 60,000 shares; John Mavity, consultant, 60,000 shares; Bruce Fisher, consultant, 80,000 shares; John Cullen, employee, 155,000 shares; Matthew Kinnaman, employee, 50,000 shares; Ronald Patton, executive officer, 100,000 shares; Norman Bonin, director and resident of Canada, 50,000 shares; Gerhard Drescher, director and resident of Canada, 50,000 shares; Rowland Perkins, executive officer, 550,000 shares; Anthony Castagno, executive officer, 250,000 shares; Kimberly Bailey, employee, 10,000 shares; Daniel Kinnaman, executive officer, 250,000 shares; Mark Princeville, executive officer, 32,000 shares; Karen Castagno, employee, 10,000 shares; John Gustavsen, 24,000 shares; Linda Drescher, employee and resident of Canada, 150,000 shares; Jeffrey Vaughn, executive officer, 50,000 shares; and Kevin Yorio, executive officer, 100,000 shares. The sales were made on exercise of grants under USA Video's written share option plan, a copy of which USA Video has provided to its participants.

j) During the year ended December 31, 1999, USA Video issued 5,095,000 shares pursuant to warrants exercised at between $0.067 and $0.294 per share for total proceeds of $626,024.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. USA Video has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. USA Video limited the manner of the offerings. The following investors exercised warrants in 1999: Pawnee Holdings Inc., accredited investor, 150,000 shares; Anton Drescher, executive officer and director and resident of Canada, 2,890,000 shares; Gerhard Drescher, director and resident of Canada, 60,000 shares; Linda Drescher, employee and sophisticated individual investor and resident of Canada, 150,000 shares; Gordon Lee, accredited individual investor and former director and executive officer, 1,000,000 shares; Robert Smith, consultant and accredited individual investor, 125,000 shares; Norman Bonin, director and resident of Canada, 20,000 shares; Edwin Molina, executive officer and director, 250,000 shares; Ronald Patton, executive officer, 250,000 shares; and Ray Jones, accredited individual investor, 200,000 shares. USA Video believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

k) In September 1998, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.067 per share by September 30, 2000. On completion of the offering, a total of 6,000,000 units were issued at $0.067 per unit for total proceeds of $404,449.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Norman Bonin, director and resident of Canada, 20,000 units; Michael Carbone, accredited individual investor, 250,000 units; Anton Drescher, executive officer and director and resident of Canada, 1,280,000 units; Brian Cropper, accredited individual investor, 250,000 units; Gerhard Drescher, director and resident of Canada, 50,000 units; William Hood, sophisticated individual investor, 250,000 units; Ray Jones, accredited individual investor, 500,000 units; Edwin Molina, executive officer and director, 1,250,000 units; Pawnee Holding Corp., accredited individual investor, 50,000; Roland Perkins, accredited individual investor and resident of Canada, 1,000,000 units; Daniel Sciro, executive officer, 1,000,000 units; and Jeffrey Vaughan, sophisticated individual investor, 50,000 units. If the foregoing exemptions are not available, USA Video believes that 2,600,000 units or $174,200.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

l) During the year ended December 31, 1998, USA Video issued 5,505,000 shares pursuant to warrants exercised at between $0.067 and $0.108 per share for total proceeds of $454,331.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. USA Video has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. USA Video limited the manner of the offerings. The following investors exercised warrants in 1998: Gordon Lee, executive officer and director and accredited individual investor, 3,275,000 shares; Anton J. Drescher, executive officer and director and resident of Canada, 930,000 shares; Edwin Molina, executive officer and director, 250,000 shares; Andrew Prowse, executive officer, 25,000 shares; Gerhard Drescher, executive officer and resident of Canada, 25,000 shares; and Rowland Perkins, consultant and accredited individual
investor and resident of Canada, 1,000,000 shares.   USA Video believes that a
portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

m) During the year ended December 31, 1998, USA Video issued 3,450,000 shares pursuant to options exercised at $0.067 per share for total proceeds of $232,558.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The following persons exercised options in 1998: Anton Drescher, executive officer and director and resident of Canada, 500,000 shares; Gordon Lee, executive officer and director, 1,750,000 shares; Edwin Molina, executive officer, 750,000 shares; Gerhard Drescher, director and resident of Canada, 50,000 shares; Norman Bonin, director and resident of Canada, 200,000 shares; Andrew Prowse, director and resident of Canada, 50,000 shares; and Paul Gorman, employee, 150,000 shares. The sales were made on exercise of grants under USA Video's written share option plan, a copy of which USA Video has provided to its participants.

n) In October 1997, USA Video concluded an offering of units. Each unit consisted of one common share and one warrant to acquire an additional share at $0.067 per share by October 3, 1999. On completion of the offering, a total of 1,250,000 units were issued at $0.235 per unit for total proceeds of $293,448.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Anton Drescher, executive officer and director and resident of Canada, 200,000 units; Gordon Lee, executive officer and director, 1,000,000 units; and Pawnee Holding Corp., accredited individual investor, 50,000. If the foregoing exemptions are not available, USA Video believes that 200,000 units or $47,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

o) In June 1997, USA Video concluded an offering of units. Each unit consisted of one warrant to acquire an additional share at $0.067 per share by June 27, 1999. On completion of the offering, a total of 2,500,000 units were issued at $0.072 per unit for total proceeds of $180,583.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Anton Drescher, executive officer and director and resident of Canada, 1,465,000 units; Gerhard Drescher, director and resident of Canada, 10,000 units; Gordon Lee, executive officer and director, 750,000 units; Edwin Molina, executive officer, 250,000 units; and Andrew Prowse, director and resident of Canada, 25,000 units. If the foregoing exemptions are not available, USA Video believes that 1,500,000 units or $108,000.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

p) In February 1997, USA Video concluded an offering of units. Each unit consisted of one warrant to acquire an additional share at $0.067 per share by June 27, 1999. On completion of the offering, a total of 1,500,000 units were issued at $0.072 per unit for total proceeds of $108,350.00. The offer and sale of the units were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(2), respectively, of the Securities Act of 1933. USA Video limited the manner of the offering. The following investors purchased the securities: Michael Carbone, accredited individual investor, 67,000 units; Frank Dieter, sophisticated individual investor, 67,000 units; Anton Drescher, executive officer and director and resident of Canada, 424,000; Gerhard Drescher, director and resident of Canada, 50,000 units; Lucas Gauthier, employee and sophisticated individual investor, 25,000 units; William Hood, sophisticated individual investor, 67,000 units; Gordon Lee, executive officer and director, 525,000 units; Edwin Molina, executive officer, 200,000 units; Andrew Prowse, director and resident of Canada, 50,000 units; and Jonathan Smith, employee and sophisticated individual investor, 25,000 units. If the foregoing exemptions are not available, USA Video believes that 524,000 units or $37,728.00 of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

q) During the year ended December 31, 1997, USA Video issued 650,000 shares pursuant to options exercised at $0.072 per share for total proceeds of $46,952.00. The sale of the shares was exempt from registration under Rule 701 under the Securities Act of 1933. The following persons exercised options in 1997: Anton Drescher, executive officer and director and resident of Canada, 500,000 shares; Andrew Prowse, director and resident of Canada, 100,000 shares; Victoria DeSantos, employee, 25,000 shares; and Jonathan Smith, employee, 25,000 shares. The sales were made on exercise of grants under USA Video's written share option plan, a copy of which USA Video has provided to its participants.

r) During the year ended December 31, 1997, USA Video issued 4,019,000 shares pursuant to warrants exercised at between $0.079 and $0.116 per share for total proceeds of $415,769.00. The shares acquired were exempt from registration under Rule 504 and Rule 506 of Regulation D under Sections 3(b) and 4(c), respectively, of the Securities Act of 1933. USA Video has made publicly available financial and disclosure information with its filings to the Canadian Venture Exchange. USA Video limited the manner of the offerings. The following investors exercised warrants in 1997: Guadalupe Shannon, accredited individual investor, 2,000,000 shares; Anton Drescher, executive officer and director and resident of Canada, 1,674,000 shares; Lucas Gauthier, employee and sophisticated individual investor, 45,000 shares; Edwin Molina, executive officer, 200,000; Andrew Prowse, director and resident of Canada, 50,000 shares; Jonathan Smith, employee and sophisticated individual investor, 25,000 shares; and Gerhard Drescher, director and resident of Canada, 25,000 shares. USA Video believes that a portion of these sales were also exempt under Regulation S under the Securities Act of 1933, as amended, due to the foreign nationality of the relevant purchasers.

ITEM 11.  Description of Securities to Be Registered

     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's articles of incorporation and bylaws, which are included as exhibits to the registration statement and by the applicable provisions of Wyoming law.

     The authorized capital stock of the Company consists of 250,000,000 common shares without nominal or par value and 250,000,000 preferred shares without nominal or par value.

     Common Stock
     ------------

     Dividends: The holders of common shares are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors have never declared a dividend and do not anticipate declaring a dividend in the future.

     Voting Rights: Each outstanding common share entitles the holder thereof to one vote per share on all matters. Cumulative voting is not provided for in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

     Preemption Rights: The holders of the common shares have no preemptive or subscription rights.

     Liquidation Rights: Upon liquidation, each outstanding common share entitles the holder thereof to receive such assets of USA Video as are remaining and distributable.

     Limitations on Shareholders Effecting a Change in Control: Pursuant to USA Video's by-laws, By-law 10.03, only the Board of Directors, the Chairman of the Board or the President of USA Video have the power to call a special meeting of the stockholders thereby limiting the ability of stockholders to effect a change in control of USA Video.

     Preferred Stock
     ---------------

     The Board of Directors will determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth by the laws of the state of incorporation, or any successor statute, of any class of its preferred shares before the issuance of any shares of that class or one or more series within that class before the issuance of any shares of that series.

     This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent common stockholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of USA Video's common stock.

     Stock Options
     -------------

     A total of 7,353,000 stock options, convertible on a one for one basis, were outstanding as at June 30, 2000:

                                                              Exercise Price
No. of Options      Date of Grant         Expiry Date           Per Option
--------------      -------------         -----------           ----------
65,000              October 20, 1998      October 20, 2000        $0.067
875,000             January 31, 1999      January 31, 2000        $0.067
2,944,000           July 16, 1999         July 16, 2001           $ 1.00
669,000             November 25, 1999     November 25, 2001       $ 1.00
750,000             December 22, 1999     December 22, 2001       $ 1.00
900,000 (1)         February 17, 2000     February 17, 2002       $ 5.00

625,000             April 28, 2000        April 28, 2002 (2)      $ 2.00
525,000 (1)         June 16, 2000         June 16, 2002           $ 2.00

(1) These options are subject to Regulatory Acceptance.

(2) The expiry date for 250,000 of the 625,000 options granted to William Meyer is April 28, 2005.

     For further information on the Company's stock options, please see the Company's Share Option Plan attached as an exhibit to the registration statement.

     Warrants
     --------

     A total of 5,615,000 warrants, convertible on a one for one basis, were outstanding as at June 30, 2000:

No. of Warrants          Expiry Date              Exercise Price
---------------          -----------              --------------
2,275,000                September 30, 2000           $0.067
925,000                  January 31, 2001             $0.067
975,000                  March 23, 2001               $0.129
500,000                  May 19, 2001                 $0.495
750,000                  July 15, 2001                $ 1.10

190,000                  January 26, 2002             $ 4.00

     The Board of Directors may determine and from time to time the conditions upon which share warrants are issued. The bearer of a share warrant shall be entitled to attend and vote at general meetings. A share warrant may be surrendered and the name of the holder of the shares may be entered in the register. The bearer of a share warrant is considered a shareholder of the Company. The holder of the share warrant is subject to the conditions in force with respect to share warrants whether made before or after the issue of the warrant.

ITEM 12.  Indemnification of Directors and Officers

     Pursuant to Title 17, Section 17-16-851 of the Wyoming Statutes, a corporation may indemnify an individual who is a party to a proceeding if:

     1. He or she is a director against liability incurred in the proceeding if he or she conducted himself or herself in good faith;

     2. He or she reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; and

     3. In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

     4. He or she engaged in conduct for which broader indemnification has been made permissible under a provision of the articles of incorporation.

A corporation may not indemnify a director under this section, absent a court order, in connection with a proceeding by or in the right of the corporation or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled.

     Pursuant to Title 17, Section 17-16-852 of the Wyoming Statutes, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which he or she was a party in his or her capacity as director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. As provided in Section 17-16-853 of the Wyoming Statutes, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director.

     Pursuant to Title 17, Section 17-16-855 of the Wyoming Statutes, a corporation may not indemnify a director under Section 17-16851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible.

     Pursuant to Title 17, Section 17-16-856 of the Wyoming Statutes, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and if eh or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract. An officer may not be indemnified for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding. Nor may an officer be indemnified for liability arising out of conduct that constitutes receipt by him or her of a financial benefit to which he or she it not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

     USA Video's bylaws limit the liability of directors and officers for any loss, damage or expense to USA Video in their capacity as directors and officers and provide for the indemnification of directors and officers. The effect of these provisions is potentially to indemnify USA Video directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with USa Video.

     These provisions in the bylaws do no eliminate a director's or officer's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director and officer will continue to be subject to liability for breach of the his or her duty of loyalty to USA Video, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director or officer believes to be contrary to the best interests of USA Video or USA Video stockholders, for any transaction from which the director or officer derived an improper personal benefit, for improper transactions between the director or officer and USa Video and for improper loans to stockholders and loans to directors or officers. This provision also does not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     USA Video has signed an employment agreement with William Meyer, its new Chief Operating Officer. The employment agreement contains in indemnification provision which includes the following:

 . USA Video will indemnify the Executive against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees, incurred in connection with any action or proceeding by reason of the fact that the Executive is or was a director, officer, employee, representative or agent of USA video; provided, however, that no indemnification shall be made to the Executive if an adverse judgment or other final adjudication establishes that the acts of the Executive were committed in bad faith or were the result of active and deliberate dishonesty or gross negligence and, in either case, were material to the cause of action.

 . In addition, the Executive shall be entitled to indemnification by USA Video against any liability or damage, including attorney's fees and liabilities under federal and state securities laws, arising from any act or omission by the Executive provided that the act or omission was reasonably believed to be within the scope of the Executive's authority or was taken upon advice of the accountants or legal counsel for the Company.

 . The indemnification of the Executive shall continue after the Executive has ceased to be a director, officer, employee, representative or agent of USA Video and shall inure to the benefit of the Executive's heirs, executors, administrators and legal representatives.

     There is no pending litigation or proceeding involving USA Video directors or officers as to which indemnification is being sought, nor is USA Video aware of any pending or threatened litigation that may result in claims for indemnification by an director or officer.

ITEM 13. Financial Statements and Supplementary Data

--------------------------------------------------------------------------------
TERRY AMISANO LTD.                                                AMISANO HANSON
--------------------------------------------------------------------------------
KEVIN HANSON, C.A.                                         CHARTERED ACCOUNTANTS
--------------------------------------------------------------------------------

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders,
USA Video Interactive Corp.

We have audited the accompanying consolidated balance sheets of USA Video Interactive Corp. (A Development Stage Enterprise) as at December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1999 and for the period from inception of the development stage, January 1, 1992 to December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of USA Video Interactive Corp. as at December 31, 1999 and 1998 and the consolidated results of its operations and cash flows for each of the years in the three year period ended December 31, 1999 and for the period from inception of the development stage, January 1, 1992 to December 31, 1998, in accordance with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada                                               "AMISANO HANSON"
March 13, 2000                                             Chartered Accountants

      Suite 604 - 750 West Pender Street, Vancouver B.C., Canada, V6C 2T7

                                                       TELEPHONE: (604) 689-0188
                                                       FACSIMILE: (604) 689-9773
                                                         EMAIL: amishan@istar.ca

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1999 and 1998
                            (Stated in US Dollars)
                             --------------------

                                                     ASSETS
                                                     ------
                                                                                     1999                   1998
                                                                                --------------         --------------
Current
 Cash and cash equivalents                                                      $     417,666          $       2,618
 Marketable securities - related party - Note 3                                        20,700                 73,920
 Accounts receivable - related parties - Note 8                                             -                 12,590
                     - other                                                           17,661                  8,459
 Prepaid expenses - Note 5                                                             43,841                 70,862
                                                                                -------------          -------------

                                                                                      499,868                168,449
Capital assets - Note 6                                                               436,417                236,961
Patents - Note 7                                                                       59,066                 29,822
                                                                                -------------          -------------

                                                                                $     995,351          $     435,232
                                                                                -------------          -------------

                                                  LIABILITIES
                                                  -----------
Current
 Accounts payable - related parties - Note 8                                    $      11,592          $      19,372
                  - other                                                             485,571                475,228
 Due to related parties - Note 8                                                      188,866                174,028
                                                                                -------------          -------------

                                                                                      686,029                668,628
                                                                                -------------          -------------

                                       STOCKHOLDERS' EQUITY (DEFICIENCY)
                                       ---------------------------------
Common stock - Notes 9 and 13                                                      20,950,152             18,722,966

Deficit accumulated during the development stages                                 (20,640,830)           (18,956,362)
                                                                                -------------          -------------

                                                                                      309,322               (233,396)
                                                                                -------------          -------------

                                                                                $     995,351          $     435,232
                                                                                =============          =============

Nature and Continuance of Operations - Note 1
Commitments - Notes 9 and 13
Subsequent Events - Note 13
Contingent Liability - Note 15

APPROVED BY THE DIRECTORS:

 /s/ Tony Drescher, Director                          /s/ Edwin Molina, Director
-------------------                                  -----------------
  Anton J. Drescher                                     Edwin Molina

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended December 31, 1999, 1998 and 1997
 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                     1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                 January 1, 1992
                                                                                                 (Date of Incep-
                                                                                                tion of Develop-
                                                                                                 ment Stage) to
                                                         Years ended December 31,                 December 31,
                                                  1999              1998            1997              1999
                                                  ----              ----            ----              ----
Sales                                          $    20,500       $       -       $       -        $     20,500
Cost of goods sold                                 (19,199)              -               -             (19,199)
                                               -----------       ---------       ---------        ------------
                                                     1,301               -               -               1,301
                                               -----------       ---------       ---------        ------------
General and Administrative Expenses
 - Exhibit 1                                    (1,587,935)       (669,370)       (528,329)        (15,424,093)
                                               -----------       ---------       ---------        ------------
(related parties:  1999:  $551,980;
1998:  $242,120;  1997:  $285,549;
(cumulative - $4,669,522)

Provision for Doubtful Accounts - Note 8           (21,375)       (130,631)              -            (159,333)
                                               -----------       ---------       ---------        ------------
(related parties:  1999:  $14,375;
1998:  $113,779;  1997:  $Nil;
cumulative - $135,481)

Other General Expense
 Severance pay - related party
   - Note 8                                              -         (90,000)              -             (90,000)
                                               -----------       ---------       ---------        ------------
Non-operating Income (Loss)
 Interest income                                    11,715               -               -              16,735
 Foreign exchange gain                              15,308          70,328           5,074             266,967
 Gain (loss) on sale of marketable
  securities - related parties - Note 8            (35,788)           (688)         64,213             393,090
 Gain on disposal of capital assets
  - related parties - Note 8                             -               -               -              48,133
  - other                                                -              77               -              18,989
 Gain on settlement of accounts
  payable                                                -               -               -             197,228
 Gain on write-off of accounts
  payable                                           73,926               -          26,760             142,428
                                               -----------       ---------       ---------        ------------
                                                    65,161          69,717          96,047           1,083,570
                                               -----------       ---------       ---------        ------------
Interest Expense - Exhibit 1                       (12,695)        (24,665)        (46,164)           (703,979)
                                               -----------       ---------       ---------        ------------

(related parties:  1999:  $12,965;
1998:  $24,379;  1997:  $44,342;
cumulative - $464,168)

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended December 31, 1999, 1998, and 1997
       and January 1, 1992 (Date of Inception of Development Stage) to
                               December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                  January 1, 1992
                                                                                                  (Date of Incep-
                                                                                                  tion of Develop-
                                                                                                   ment Stage) to
                                                           Years ended December 31,                 December 31,
                                                   1999            1998             1997                1999
                                                   ----            ----             ----                ----
Non-operating Expenses
  Oil well closure costs                                  -              -            (3,092)           (79,702)
  Write-down of capital assets                            -         (1,408)                -           (745,520)
  Write-off of resource properties                        -              -                 -           (717,789)
  Write-off of goodwill                                   -              -                 -           (640,639)
  Write-down of marketable securities
   - related party - Note 8                        (101,265)      (118,807)          (86,680)        (1,109,162)
                                                -----------    -----------       -----------       ------------
                                                   (101,265)      (120,215)          (89,772)        (3,292,812)
                                                -----------    -----------       -----------       ------------
Loss before Other Items                          (1,657,078)      (965,164)         (568,218)       (18,585,346)
Cumulative effect on prior years of
 changing to a different amortization
 method - Note 6                                    (27,390)             -                 -            (27,390)
Loss on Equity Accounted Investment
 - Note 4                                                 -        (16,434)         (109,938)          (174,144)
                                                -----------    -----------       -----------       ------------
Net loss                                        $(1,684,468)   $  (981,598)      $  (678,156)      $(18,786,880)
                                                ===========    ===========       ===========       ============
Basic loss per share                            $     (0.03)   $     (0.02)      $     (0.02)
                                                ===========    ===========       ===========
Weighted average shares outstanding              66,766,504     50,457,546        37,878,380
                                                ===========    ===========       ===========

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------

                                                                                                      Deficit
                                                                                                    Accumulated
                                                                                                     During the
                                                 Number    Common Stock              Common Share   Development
                                                of Shares     Price        Amount    Subscriptions     Stages       Total
                                                ---------     -----        ------    -------------     ------       -----
Issued on incorporation                           500,000        $0.038  $   18,855  $           -  $         -   $ 18,855
Issued for prospectus 1987                      2,000,000        $0.038      75,421                                 75,421
Exercise of share purchase options 1987           237,500        $0.298      70,660                                 70,660
Exercise of share purchase options 1988           152,500        $0.800     122,044                                122,044
Issued for private placement 1989                 237,280        $0.667     158,149                                158,149
Issued for resource property finders
 fee 1989                                          20,000        $0.422       8,445                                  8,445
Stock split 1989                                3,147,280
Exercise of share purchase options 1989           133,000        $0.416      55,314                                 55,314
Issued for resource property finders
 fee 1989                                          29,000        $0.416      12,060                                 12,060
Issued for settlement of debt 1989                 20,000        $0.422       8,445                                  8,445
Issued for loan repayment 1989                    200,000        $0.422      84,445                                 84,445
Exercise of share purchase options 1990           304,500        $0.429     130,490                                130,490
Issued for private placement 1990                 795,500        $0.370     294,086                                294,086
Issued on conversion of debenture 1990          1,000,000        $0.129     128,536                                128,536
Exercise of share purchase options 1991           425,000        $0.044      18,546                                 18,546
Exercise of share purchase warrants 1991          300,000        $0.175      52,365                                 52,365

Net loss from inception to
 December 31, 1991
Share subscriptions at                                                                                 (906,750)  (906,750)
 December 31, 1991                                                                           6,923                   6,923
                                                ---------                ----------  -------------  -----------   --------
Balance December 31, 1991                       9,501,560                 1,237,861          6,923     (906,750)   338,034

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                                             During the
                                          Date of       Number    Common Stock              Common Share    Development
                                         Issuance     of Shares      Price       Amount    Subscriptions       Stages       Total
                                         --------     ---------      -----       ------    -------------       ------       -----
Issued for cash:
 Private placement                    May 1, 1992     3,000,000        $0.141    422,081                                    422,081
 Private placements                   Various         1,625,669        $0.629  1,022,518                                  1,022,518
 Share purchase options               Various           450,000        $0.041     18,621         (6,923)                     11,698
 Share purchase options               Various           371,000        $0.414    153,521                                    153,521
 Share purchase warrants              Various           700,000        $0.166    115,865                                    115,865
 Share purchase warrants              Various           283,250        $0.414    117,210                                    117,210
 Convertible debenture warrants       Various         8,297,320        $0.041    343,347                                    343,347
Issued for conversion of debenture    Various         8,297,320        $0.031    257,511                                    257,511
Issued for settlement of debt         Apr. 14, 1992   1,031,332        $0.093     96,023                                     96,023
Issued for settlement of debt         Various           134,800        $0.414     55,781                                     55,781

Net loss for year                                                                                            (2,721,567) (2,721,567)

Share subscriptions at
 December 31, 1992                                                                               154,181                    154,181
                                                      ----------                ---------        -------     ----------  ----------
Balance December 31, 1992                             33,692,251                3,840,339        154,181     (3,628,317)    366,203

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------

                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                                             During the
                                          Date of       Number    Common Stock              Common Share    Development
                                         Issuance     of Shares      Price       Amount    Subscriptions       Stages       Total
                                         --------     ---------      -----       ------    -------------       ------       -----
Issued for cash:
 Private placement                    Mar. 4, 1993      500,000     $0.395       197,705                                    197,705
 Private placement                    Mar. 4, 1993    1,000,000     $0.465       465,188                                    465,188
 Private placement                    May 5, 1993     2,328,615     $0.636     1,480,436        (154,181)                 1,326,255
 Issue costs                                                                     (18,938)                                   (18,938)
 Private placement                    Jul 13, 1993       50,000     $1.287        64,351                                     64,351
 Share purchase options               Various         2,521,320     $0.388       977,407                                    977,407
 Share purchase options               Various           150,000     $0.465        69,778                                     69,778
 Share purchase warrants              Various            50,000     $0.644        32,175                                     32,175
 Convertible debenture warrants       Various         1,146,485     $0.039        44,444                                     44,444
Issued for conversion of debenture    Various           666,666     $0.029        19,383                                     19,383
Issued for conversion of debenture    Various           781,250     $0.821       641,098                                    641,098
Issued in payment of debenture
 interest                             Various           479,819     $0.029        13,950                                     13,950
Issued for settlement of debt         Jan. 7, 1993      473,273     $0.594       281,321                                    281,321

Net loss for year                                                                                            (3,526,607) (3,526,607)
Share subscriptions at
 December 31, 1993                                                                               485,900                    485,900
                                                     ----------                ---------         -------     ----------  ----------
Balance December 31, 1993                            43,839,679                8,108,637         485,900     (7,154,924)  1,439,613

                                SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                     1999
                             (Stated in US Dollars)
                              --------------------

                                                 Date of         Number      Common Stock               Common Share
                                                Issuance       of Shares        Price        Amount    Subscriptions
                                                --------       ---------        -----        ------    -------------
Issued for cash:
 Private placements                           Various            3,000,000         $0.732   2,196,354       (485,900)
 Private placements                           Various           22,261,000         $0.183   4,074,420
 Share purchase options                       Various               52,180         $0.366      19,101
 Share purchase options                       Various               87,900         $0.439      38,612
 Share purchase warrants                      Feb. 2, 1994         100,000         $0.549      54,909
 Share purchase warrants                      Mar. 21, 1994        300,000         $0.498     149,352
Issued for conversion of debenture            Jul. 5, 1994          78,125         $0.813      63,552
Reserved earnout shares acquired
 and cancelled
Net loss for year

                                                                ----------                 ----------  -------------
Balance December 31, 1994                                       69,718,884                 14,704,937              -
Issued for settlement of debt                 Jan. 12, 1995        150,000         $0.255      38,249
Issued for settlement of debt                 Jan. 12, 1995         10,720         $0.182       1,952
Share consolidation - 1 share for
 5 shares                                     Feb. 23, 1995    (55,903,643)
Issued for cash:
 Private placements                           Various              510,000         $0.219     111,467
Issued for settlement of debt                 Feb. 5. 1995           7,574         $0.546       4,138


                                                 Deficit
                                               Accumulated
                                                During the
                                               Development
                                                  Stages          Total
                                                  ------          -----
Issued for cash:
 Private placements                                               1,710,454
 Private placements                                               4,074,420
 Share purchase options                                              19,101
 Share purchase options                                              38,612
 Share purchase warrants                                             54,909
 Share purchase warrants                                            149,352
Issued for conversion of debenture                                   63,552
Reserved earnout shares acquired
 and cancelled                                      (947,200)      (947,200)
Net loss for year                                 (5,367,073)    (5,367,073)
                                                 -----------     ----------
Balance December 31, 1994                        (13,469,197)     1,235,740
Issued for settlement of debt                                        38,249
Issued for settlement of debt                                         1,952
Share consolidation - 1 share for
 5 shares
Issued for cash:
 Private placements                                                 111,467
Issued for settlement of debt                                         4,138

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                     1999
                             (Stated in US Dollars)
                              --------------------

                                                 Date of       Number    Common Stock               Common Share
                                                Issuance     of Shares      Price        Amount    Subscriptions
                                                --------     ---------      -----        ------    -------------
Net loss for year
Share subscriptions
 at December 31, 1995                                                                                    394,791
                                                             ----------                ----------     ----------

Balance December 31, 1995                                    14,493,535                14,860,743        394,791
Issued for cash:
 Private placements                           Various         9,950,000        $0.088     875,623       (394,791)
 Share purchase options                       Various           205,000        $0.183      37,585
Issued for settlement of debt                 Jun. 14, 1996   9,233,553        $0.088     812,575

Net loss for year
Share subscriptions at
 December 31, 1996                                                                                       106,827
                                                             ----------                ----------     ----------

Balance December 31, 1996                                    33,882,088                16,586,526        106,827
Issued for cash:
 Private placements                           Various         4,000,000        $0.072     288,933       (106,827)
 Private placement                            Dec. 17, 1997   1,250,000        $0.235     293,448
 Share purchase warrants                      Various           749,000        $0.079      59,513
 Share purchase warrants                      Various         3,000,000        $0.108     325,051
 Share purchase warrants                      Various           270,000        $0.116      31,205
 Share purchase options                       Various           650,000        $0.072      46,952


                                                   Deficit
                                                 Accumulated
                                                  During the
                                                 Development
                                                    Stages          Total
                                                --------------  -------------
Net loss for year                                   (3,168,518)    (3,168,518)
Share subscriptions
 at December 31, 1995                                                 394,791
                                                   -----------     ----------

Balance December 31, 1995                          (16,637,715)    (1,382,181)
Issued for cash:
 Private placements                                                   480,832
 Share purchase options                                                37,585
Issued for settlement of debt                                         812,575

Net loss for year                                     (658,893)      (658,893)
Share subscriptions at
 December 31, 1996                                                    106,827
                                                   -----------       --------

Balance December 31, 1996                          (17,296,608)      (603,255)
Issued for cash:
 Private placements                                                   182,106
 Private placement                                                    293,448
 Share purchase warrants                                               59,513
 Share purchase warrants                                              325,051
 Share purchase warrants                                               31,205
 Share purchase options                                                46,952

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
          for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                     1999
                            (Stated in US Dollars)
                             --------------------

                                                 Date of       Number    Common Stock               Common Share
                                                Issuance     of Shares      Price        Amount    Subscriptions
                                                --------     ---------      -----        ------    -------------
Net loss for year
Share subscriptions at
 December 31, 1997                                                                                       113,708
                                                             ----------                ----------        -------

Balance December 31, 1997                                    43,801,088                17,631,628        113,708
Issued for cash:
 Private placements                           Various         6,000,000        $0.067     404,449
 Share purchase warrants                      Various         2,000,000        $0.101     202,224        (75,835)
 Share purchase warrants                      Various           550,000        $0.074      40,782
 Share purchase warrants                      Apr. 24, 1998     300,000        $0.108      32,356
 Share purchase warrants                      Various         2,655,000        $0.067     178,969
 Share purchase options                       Various         3,450,000        $0.067     232,558        (37,873)

Net loss for year

                                                             ----------                ----------        -------

Balance December 31, 1998                                    58,756,088                18,722,966              -

                                                   Deficit
                                                 Accumulated
                                                  During the
                                                 Development
                                                    Stages         Total
                                                    ------         -----
Net loss for year                                     (678,156)    (678,156)
Share subscriptions at
 December 31, 1997                                                  113,708
                                                   -----------      -------
Balance December 31, 1997                          (17,974,764)    (229,428)
Issued for cash:
 Private placements                                                 404,449
 Share purchase warrants                                            126,389
 Share purchase warrants                                             40,782
 Share purchase warrants                                             32,356
 Share purchase warrants                                            178,969
 Share purchase options                                             194,685

Net loss for year                                     (981,598)    (981,598)
                                                   -----------     --------
Balance December 31, 1998                          (18,956,362)    (233,396)

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
          CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIENCY)
           for the years ended December 31, 1986 to December 31, 1999 and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------

                                          Date of       Number    Common Stock                Common Share
                                         Issuance     of Shares      Price         Amount     Subscriptions
                                         --------     ---------      -----         ------     -------------
Issued for cash:
 Private placement                     Feb. 24, 1999   2,000,000        $0.067       133,574
 Private placement                     Apr. 17, 1999   1,000,000        $0.114       114,293
 Private placement                     Jun. 28, 1999     500,000        $0.395       197,400
 Private placement                     Sept. 1, 1999     750,000        $ 1.00       750,000
 Share purchase warrants               Various         3,820,000        $0.067       255,940
 Share purchase warrants               Jul. 12, 1999      25,000        $0.128         3,190
 Share purchase warrants               Various         1,250,000        $0.294       366,894
 Share purchase options                Various         4,265,000        $0.067       287,755
 Share purchase options                Various           550,000        $0.095        52,140
 Share purchase options                Various            66,000        $ 1.00        66,000
Net loss for the year

                                                      ----------                 -----------  -------------
Balance, December 31, 1999                            72,982,088                 $20,950,152  $           -
                                                      ==========                 ===========  =============

                                         Deficit
                                       Accumulated
                                       During the
                                       Development
                                         Stages           Total
                                         ------           -----
Issued for cash:
 Private placement                                         133,574
 Private placement                                         114,293
 Private placement                                         197,400
 Private placement                                         750,000
 Share purchase warrants                                   255,940
 Share purchase warrants                                     3,190
 Share purchase warrants                                   366,894
 Share purchase options                                    287,755
 Share purchase options                                     52,140
 Share purchase options                                     66,000
Net loss for the year                    (1,684,468)    (1,684,468)
                                        -----------     ----------
Balance, December 31, 1999            $ (20,640,830)  $    309,322
                                        ===========     ==========

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1999, 1998 and 1997 and
 January 1, 1992 (Date of Inception of Development Stage) to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                                     January 1, 1992
                                                                                                                     (Date of Incep-
                                                                                                                     tion of Develop
                                                                                                                     ment Stage) to
                                                                                  Years ended December 31,            December 31,
                                                                                  -----------------------
                                                                                  1999         1998          1997           1999
                                                                                  ----         ----          ----          -----
Cash flow from operating activities:
Net loss                                                                    $ (1,684,468)    $ (981,598)  $(678,156)  $(18,786,880)
Adjustments to reconcile net loss to net cash used in operations:
  Amortization of capital assets                                                 108,869         38,473       4,605        238,424
  Amortization of goodwill                                                             -              -           -        228,023
  Amortization of patents                                                          4,493          2,508       2,170         17,329
  Foreign exchange                                                                 1,657        (38,773)     (5,074)       (86,078)
  Loss (gain) on sale of marketable securities - related parties                  35,788            688     (64,213)      (393,090)
  Gain on disposal of capital assets - related parties                                 -              -           -        (48,133)
  - other                                                                              -            (77)          -        (18,989)
  Gain on settlement of accounts payable                                               -              -           -       (197,228)
  Gain on write-off of accounts payable                                          (73,926)             -     (26,760)      (142,428)
  Write-down of marketable securities - related parties                          102,465        128,312      86,680      1,134,983
  Loss on equity assessment investment                                                 -         16,434     109,938        174,144
  Write-down of advances - related parties                                        14,375        113,779           -        135,481
  - other                                                                          7,000         16,852           -         23,492
  Write-down of capital assets                                                         -         13,653      33,359        791,124
  Write-off of resource properties                                                     -              -           -        717,789
  Write-off of goodwill                                                                -              -           -        640,639
  Cumulative effect on prior years amortization of changing to a different
   amortization method                                                            27,390              -                     27,390
  Accounts receivable - related parties                                           12,590         (4,604)    204,951          3,482
  - other                                                                         (9,202)         7,681           -         (1,521)
  Prepaid expenses                                                                28,065        (30,084)      1,087        (35,026)
  Accounts payable - related parties                                              (7,780)         3,703           -         (4,077)
  - other                                                                         80,368         32,095     202,100      1,214,320

                         SEE ACCOMPANYING NOTES                          Cont'd.

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           for the years ended December 31, 1999, 1998 and 1997 and
 January 1, 1992 (Date of Inception of Development Stage) to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                                     January 1, 1992
                                                                                                                     (Date of Incep-
                                                                                                                     tion of Develop
                                                                                                                      ment Stage) to
                                                                                                                       December 31,
                                                                                Years ended  December 31,
                                                                                -------------------------
                                                                           1999              1998          1997            1999
                                                                           -----             ----          ---             ----
 Due to related parties                                                         14,838        (15,182)    (192,247)      (246,065)
                                                                          ------------     ----------   ----------   ------------
Net cash used in operating activities                                       (1,337,478)      (696,140)    (725,760)   (14,612,895)
                                                                          ------------     ----------   ----------   ------------

Cash flow provided by (used in) investing activities:
 Proceeds on sale of marketable securities - related parties                     4,867         26,045      123,415      1,309,195
 Purchase of marketable securities - related parties                           (88,700)       (58,520)    (139,948)    (2,045,967)
 Advances  - related parties                                                   (14,375)      (113,779)     (52,481)      (151,973)
  - other                                                                       (7,000)             -            -         (7,000)
 Investment                                                                          -              -            -        246,571
 Goodwill                                                                            -              -            -       (868,662)
 Proceeds on sale of capital assets - related parties                                -              -            -         48,133
  - other                                                                            -            674            -        231,395
 Purchases of capital assets                                                  (335,715)      (151,284)    (127,632)    (1,705,761)
 Patent fees                                                                   (33,737)        (5,759)      (5,599)       (76,395)
 Resource properties                                                                 -              -            -         19,213
                                                                          ------------     ----------   ----------   ------------
Net cash used in investing activities                                         (474,660)      (302,623)    (202,245)    (3,001,251)
                                                                          ------------     ----------   ----------   ------------

Cash flow provided by (used in) financing activities:
 Note payable                                                                        -              -     (114,857)             -
 Convertible debenture - related parties                                             -              -            -      1,558,438
 Common  shares issued for cash                                              2,227,186        977,630      938,275     17,419,835
 Common share subscriptions                                                          -              -      113,708              -
 Reserved earnout shares acquired and cancelled                                      -              -            -       (947,200)
                                                                          ------------     ----------   ----------   ------------
Net cash provided by financing activities                                    2,227,186        977,630      937,126     18,031,073
                                                                          ------------     ----------   ----------   ------------

                            SEE ACCOMPANYING NOTES                     Continued

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the years ended December 31, 1999, 1998 and 1997 and
 January 1, 1992 (Date of Inception of Development Stage) to December 31, 1999
                            (Stated in US Dollars)
                             --------------------

                                                                                                                   January 1, 1992
                                                                                                                   (Date of Incep-
                                                                                                                   tion of Develop
                                                                                                                   ment Stage) to
                                                                                 Year ended December 31,           December 31,
                                                                                 -----------------------
                                                                             1999             1998         1997         1999
                                                                             ----             ----         ----         ----
Net increase (decrease) in cash                                              415,048       (21,133)        9,121       416,927
Cash, beginning of the period                                                  2,618        23,751        14,630           739
                                                                          ----------     ---------     ---------    ----------
Cash and cash equivalents, end of the period                              $  417,666     $   2,618     $  23,751    $  417,666
                                                                          ==========     =========     =========    ==========

Supplementary Information - Note 10

                            SEE ACCOMPANYING NOTES

                                                                       Exhibit 1
                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997
  and January 1, 1992 (Date of Inception of Development Stage) to December 31,
                                      1999
                             (Stated in US Dollars)
                              --------------------

                                                                                                         January 1, 1992
                                                                                                         (Date of Incep-
                                                                                                        tion of Develop-
                                                                                                         ment Stage) to
                                                               Years ended December 31,                    December 31,
                                                     1999                1998               1997              1999
                                                     ----                ----               ----              ----
General and Administrative Expenses
 Amortization of capital assets                $    108,869          $   38,473          $    1,362     $     232,764
 Amortization of goodwill                                 -                   -                   -           228,023
 Amortization of patents                              4,493               2,508               2,170            17,329
 Automobile expenses                                      -               5,127                   -            51,974
 Consulting fees  - Note 8                         156,000              82,111              90,695         1,919,277
 Delivery costs                                           -                   -                   -            56,042
 Equipment rental                                         -                   -                   -            95,136
 Filing fees                                         13,897               8,326               6,581            87,996
 Insurance                                            3,309                 928                   -            56,041
 License fees and penalty                            58,937                   -                   -            58,937
 Management fees - Note 8                            24,000              27,000             174,025         1,940,845
 Membership fee                                       6,250                   -                   -             6,250
 Office assistance - Note 8                          87,926              40,881              10,916           138,973
 Office and general - Note 8                        135,894              32,919              15,661           862,230
 Printing                                           111,410              21,786                   -           273,823
 Product marketing costs - Note 8                   422,143             209,553              85,865           788,548
 Professional fees - Note 8                          57,611              48,611              65,147           747,475
 Public relations - Note 8                           26,934              13,050              31,118           375,213
 Rent - Note 8                                       41,212              33,214              14,302           479,726
 Repairs and maintenance                                  -               2,638                   -            20,817
 Research and development costs
          - Note 8                                   93,337              24,000               2,668         3,732,257
 Salaries and benefits - Note 8                           -                   -                   -         1,798,755
 Telephone and utilities                             66,681              34,322               9,026           519,632
 Transfer agent fees                                 12,532               5,960               7,216            58,083
 Travel and entertainment                            91,384              26,072               6,038           795,401
 Web site costs                                      65,116              11,891               5,539            82,546
                                               ------------          ----------          ----------     -------------
                                                 (1,587,935)           (669,370)           (528,329)      (15,424,093)
                                               ============          ==========          ==========     =============
Interest Expense
 General - Note 8                                   (12,965)            (24,665)            (46,164)         (543,338)
 Interest on convertible debentures
      - Note 8                                            -                   -                   -          (160,641)
                                               ------------          ----------          ----------     -------------
                                               $    (12,695)         $  (24,665)         $  (46,164)    $    (703,979)
                                               ============          ==========          ==========     =============

Supplementary Information - Note 10

                            SEE ACCOMPANYING NOTES

                          USA VIDEO INTERACTIVE CORP.
                         (A Development Stage Company)
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1999 and 1998
                           (Stated in U.S. Dollars)
                            ----------------------


Note 1  Nature and Continuance of Operations
        ------------------------------------

        USA Video Interactive Corp. is a public company in the development stage listed on the Canadian Venture Exchange and NASD Bulletin Board and is a designer of high-tech internet streaming video and video-on-demand systems, services and solutions.

        These consolidated financial statements have been prepared on a going concern basis. The company has a working capital deficiency of $186,181 as at December 31, 1999 and has accumulated a deficit of $20,640,830 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted, with any certainty, at this time. The company has historically satisfied its capital needs primarily by issuing equity securities. Management plans to continue to provide for its capital needs during the year ended December 31, 2000 by the continued development of its sales of computer hardware, software and engineering. In addition, the company's capital requirements during the year ended December 31, 2000 will be supplemented by issuing equity securities (Note 13). These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the company be unable to continue as a going concern.

Note 2  Summary of Significant Accounting Principles
        --------------------------------------------

        The consolidated financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involved the use of estimates, which have been made using careful judgement. Actual results may differ from these estimates.

        The financial statements, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

        Organization
        ------------

        USA Video Interactive Corp.'s corporate jurisdiction is the State of Wyoming and it is extra-provincially registered in British Columbia, Canada and Alberta, Canada. The company was incorporated in Alberta, Canada on April 18, 1986 as First Commercial Financial Group Inc. On September 1, 1989 the company changed its name to Micron Metals Canada Corp. and forward split its common shares on a one old for two new basis.

        By a purchase agreement dated November 21, 1991 and amended March 6, 1992, July 28, 1992 and September 15, 1992, the company acquired 100% of the outstanding shares of USA Video Inc., a corporation incorporated on January 29, 1990 in the state of Texas. On July 28, 1993 USA Video Inc. changed its name to USA Video Corporation.

        On December 24, 1991 the company incorporated a wholly owned subsidiary USA Video Corp. in the state of Nevada. On May 4, 1993 USA Video Corp. changed its name to USA Video (California) Corporation. USA Video (California) Corporation was inactive during the year ended December 31, 1999.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 2
(Stated in U.S. Dollars)
 ----------------------



Note 2  Summary of Significant Accounting Principles - (cont'd)
        --------------------------------------------

       Organization - (cont'd)
       ------------

       On April 6, 1992 the company changed its name to USA Video Corporation. On January 3, 1995 the company changed its name to USA Video Interactive Corp. and on February 16, 1995 the company continued its corporate jurisdiction from Alberta, Canada to the State of Wyoming. On February 23, 1995 the company consolidated its common shares on a five old for one new basis.

       On April 18, 1996, the company formed a joint venture partnership Adnet USA, LLC. The joint venture was inactive during the year ended December 31, 1999.


       On June 15, 1999, the company incorporated a wholly owned subsidiary Merging Rivers Media Corp ("Merging"). Merging was inactive during the year ended December 31, 1999.

       Development Stage Company
       -------------------------

       The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The company is devoting substantially all of its present efforts to the business of developing and testing a video-on-demand technology. For the purpose of providing cumulative amounts for the statements of operations and cash flows, these amounts consider only those losses for the period from January 1, 1992 to December 31, 1999, the period in which the company has undertaken a new development stage activity.

       Principles of Consolidation
       ---------------------------

       These consolidated financial statements include the accounts of USA Video Interactive Corp. and its wholly owned subsidiaries, USA Video (California) Corporation (an inactive company) and USA Video Corporation. All significant inter-company transactions and balances have been eliminated on consolidation.

       Investment in Joint Venture
       ---------------------------

       The company accounts for its investment in corporate joint ventures by the equity method of accounting where it is not able to exercise control over the operations.

       Cash Equivalents
       ----------------

       The company considers all highly liquid debt instruments capable of redemption within three months or less to be cash equivalents.

       Marketable Securities
       ---------------------

       All marketable securities held by the company are considered to be trading securities, bought and held principally for the purpose of selling them in the near term. Trading securities are included at fair value and both realized and unrealized gains and losses are included in earnings.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 3
(Stated in U.S. Dollars)
 ----------------------


Note 2    Summary of Significant Accounting Principles - (cont'd)
          --------------------------------------------

          Allowance for Doubtful Accounts
          -------------------------------

          Allowance for doubtful accounts are determined based on management's review of specific accounts receivable or advances receivable based on the likelihood of collection. If collection is unlikely, then the company will record a write-down of the receivable.

          Capital Assets and Amortization
          -------------------------------

          Capital assets are recorded at historical cost. Amortization is calculated at the following rates:


          Office equipment                   - 5 years on a straight line basis
          Computer and Testing equipment     - 3 years on a straight line basis
          Video server prototypes            - 3 years on a straight line basis
          Leasehold improvements             - 5 years on a straight-line basis

          Capital assets not put into use during the year are not amortized. Cost of computer software obtained for internal use is capitalized with computer and testing equipment. Website development costs are expensed as incurred.

          Amortization of capital assets acquired in prior years was previously calculated using the graduated straight-line method over 7 years for all classes of capital assets. The new method using straight-line amortization over various periods for different classes was adopted to recognize amortization over a shorter period in order to reflect the rapid pace of technological change. The cumulative effect on prior years is included in the statement of operations for the year ended December 31, 1999, and is treated as a change in accounting principle due to the change in method of amortization for previously recorded assets.

          Patents
          -------

          The company owns patents and has patents pending for the Store and Forward Video System. The patents and patents pending are recorded at cost and are being amortized on a straight-line basis over 17 years. In the event that patents pending are not granted, the company expenses the remaining net carrying value in the year the grant application is denied.

          Research and Development Costs
          ------------------------------

          Research and development costs are expensed as incurred.

          Foreign Currency Translation
          ----------------------------

          Foreign currency transactions are translated into U.S. dollars, the functional and reporting currency, by the use of the exchange rate in effect at the date of the transaction, in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". At each balance sheet date, recorded balances that are denominated in a currency other than US dollars are adjusted to reflect the current exchange rate.

          Income Taxes
          ------------
          The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 4
(Stated in U.S. Dollars)
 ----------------------


Note 2 Summary of Significant Accounting Principles - (cont'd)
       --------------------------------------------

       Basic Loss per Share
       --------------------

       The company reports basic loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the years. Diluted loss per share has not been provided as it would be antidilutive.


       Fair Market Value of Financial Instruments
       ------------------------------------------

       The carrying values of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and due to related parties approximate fair value because of the short maturity of those instruments.


       Revenue Recognition
       -------------------

       Revenue from hardware product sales and software sales is recognized when it is earned, upon receipt of a non-cancellable contract, the product has been shipped and collectibility is reasonably assured. Revenue recognized from these sales are net of applicable provisions for refunds, discounts and allowances. Engineering services sales are recognized upon the service having been provided, on an accrual basis.

       Revenue from multiple element contracts (hardware, software and engineering) is allocated to the various elements based on fair value. Revenue from these contracts is deferred until the earlier of when objective evidence of fair value does exist or all elements of the contract have been delivered. Discounts will be applied to each element on a proportionate basis. No portion of the revenue will be recognized if the portion of the revenue allocable to delivered elements is subject to forfeiture, refund or other concession if any of the undelivered elements are not delivered.


       Impairment of Long-lived Assets
       -------------------------------

       The company reports the impairment of long-lived assets and certain identifiable intangibles in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of". Certain long-lived assets and identifiable intangibles held by the company are reviewed for impairment whenever assets or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Accordingly, an impairment loss is recognized in the period it is determined.


       Write-off of Accounts Payable
       -----------------------------

       Accounts payable are reviewed by management at each year end to determine whether any payable set-up in a previous period are unlikely to be paid based on a disagreement by management as to the amount of product or services provided, if any, whether such payables have become legally unenforceable and to better reflect the company's demands for cash flow in the future. Those payables that meet these criteria are written-off.


       Stock-based Compensation
       ------------------------

       The company has elected to account for stock-based compensation following APBO No. 25, "Accounting for Stock Issued to Employees", and to provide the disclosures required under SFAS No. 123, "Accounting for Stock Based Compensation" (Note 9).

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 5
(Stated in U.S. Dollars)
 ----------------------

Note 3    Marketable Securities - Note 8
          ---------------------

                                                                1999
                                                                Fair            1999             1998
                                                            Market Value        Cost             Cost
                                                            ------------        ----             ----
          Glassmaster Industries Inc.
           3,000,000 common shares
            (1998:  2,850,000 common shares)                                  $ 240,772        $ 192,727
           Write-down to market value                                          (220,072)        (118,807)
                                                           ---------          ---------        ---------
                                                           $  20,700          $  20,700        $  73,920
                                                           =========          =========        =========

          Glassmaster Industries Inc. is related to the company by virtue of common directors.

Note 4    Adnet USA LLC Joint Venture - Note 8
          ---------------------------

          The company owns a 50% interest in a corporate joint venture, which has incorporated a California limited liability company, Adnet USA LLC. The purpose of the joint venture company was to provide internet advertising and web page facilities to corporate customers. The company's joint venture partner is a related company by virtue of common directors.

          Joint venture expenses consist of the following:

                                                                                                          January 1, 1992
                                                                                                          (Date of Incep-
                                                                                                          tion of Develop-
                                                                                                           ment Stage) to
                                                                                                           December 31,
                                                           1999             1998             1997              1999
                                                           ----             ----             ----              ----
           Amortization of capital assets            $              -     $          -      $     3,243       $      5,660
           Market consulting                                        -            2,500           17,502             42,502
           Office administration                                    -                -            3,412              4,162
           Professional fees                                        -                -                -                862
           Public relations and advertising                         -                -            8,376             11,121
           Rent                                                     -                -            2,976              7,832
           Telephone                                                -            1,189           16,434             31,265
           Web site                                                 -              500           12,533             13,033
           Write-off of capital assets                              -           12,245           45,462             57,707
                                                     ----------------     ------------      -----------       ------------
           Company's share of joint venture
            expenses                                 $              -     $     16,434      $   109,938       $    174,144
                                                     ----------------     ------------      -----------       ------------
          Company's share of joint venture loss      $              -     $     16,434      $   109,938       $    174,144
                                                     ================     ============      ===========       ============

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 6
(Stated in U.S. Dollars)
 ----------------------


Note 4  Adnet USA LLC Joint Venture - Note 8
        ---------------------------

       The company and its joint venture partner have agreed to abandon the joint venture and consequently Adnet USA LLC is inactive. The remaining investment in Adnet is recorded at $Nil, as the company recorded its equity share of the losses to date, totalling $174,144, the amount of the investment in and advances to the joint venture.

Note 5  Prepaid Expenses
        ----------------

       The company had entered into negotiations to purchase a 50% interest in a company for CDN$2,500,000 payable in stages. As at December 31, 1997, the company had advanced $52,481 (CDN$75,000) toward the purchase price of which CDN$50,000 was refundable if the agreement was not proceeded with and the balance of CDN$25,000 was non-refundable. As at December 31, 1998 the company decided not to proceed with the investment and consequently the non-refundable portion of $16,852, (CDN$25,000) was written-off. The balance of $33,937, (CDN$50,000) was included in prepaid expense at December 31, 1998 and is to be applied under the terms of a license agreement.

       By a license agreement dated April 14, 1998 and amended March 24, 1999, with the above-noted company, the company had the exclusive right to sell a certain software application system until October 14, 1999. In consideration of this right, the company had agreed to order a minimum of $150,000 of systems during the period of the agreement. The minimum order amount was not met and the company was required to pay a penalty of 30% of the unordered amount. The advance of $33,937, (CDN$50,000) included in prepaid expenses at December 31, 1998 was utilized during the year ended December 31, 1999 to pay a penalty for not ordering a minimum amount.

Note 6    Capital Assets
          --------------

                                                                       Accumulated            Net Carrying Value
                                                        Cost          Amortization          1999             1998
                                                   ---------------  -----------------  ---------------  ---------------
Office equipment                                          $ 87,868           $ 19,842         $ 68,026         $ 63,029
Computer and testing equipment                             336,676             40,864          295,812           26,252
Video server prototype                                     170,916            113,944           56,972          147,680
Leasehold improvements                                      15,607                  -           15,607                -

                                                          $611,067           $174,650         $436,417         $236,961

       The effect of the change in amortization policy described in the summary of significant accounting principles was to decrease the amortization expense and the loss for the year ended December 31, 1999 by $4,307. The cumulative effect on prior years of changing to a different amortization method of $27,390 is included in the statement of operations for the year ended December 31, 1999. The corresponding amount has been reflected in increased accumulated amortization of the capital assets.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 7
(Stated in U.S. Dollars)
 ----------------------

Note 7    Patents
          -------

                                                                         Net Carrying Value
                                                                       1999              1998
                                                                       ----              ----
                 Cost                                              $  76,395         $  42,658
                 Accumulated amortization                            (17,329)          (12,836)
                                                                   ---------         ---------
                                                                   $  59,066         $  29,822
                                                                   =========         =========


          The patents consist of a US patent (granted), European patent (granted), Canadian patent (pending) and Japanese patent (pending). The US patent has expired and the patent office has declined a request to reinstate the patent. The company has appealed the denial of the patent reinstatement and believes that the matter will be resolved in its favour and has not recorded a charge to income for this contingent loss at December 31, 1999. The amount of the contingent loss of the net carrying amount of the US patent is $15,083 as at December 31, 1999.

Note 8    Related Party Transactions - Notes 3, 4 and 13
          --------------------------

          The company has incurred costs paid to directors, former directors, officers, companies controlled by directors of the company, and companies with directors in common with the company as follows:

                                                                                                          January 1, 1992
                                                                                                          (Date of Incep-
                                                                                                          tion of Develop-
                                                                                                           ment Stage) to
                                                                                                            December 31,
                                                          1999             1998              1997               1999
                                                          ----             ----              ----               ----
           Consulting fees                                $  156,000       $   84,611        $  63,982         $ 1,218,044
           Interest expense                                   12,965           24,379           44,342             331,024
           Interest on convertible debentures                      -                -                -             133,144
           Management fees                                    24,000           27,000          174,025           1,940,845
           Product marketing costs                           214,500           82,000                -             296,500
           Office and general                                      -                -                -             236,989
           Office assistance                                  66,000           21,739           14,328             102,067
           Professional fees                                   6,980            5,270            5,508             105,252
           Public relations                                   12,000                -                -              12,000
           Rent                                                    -                -                -              12,950
           Research and development costs                     82,500           24,000                -             525,698
           Salaries and benefits                                   -                -                -             219,177
           Loss (gain) on sale of marketable
            securities                                        35,788              688          (64,213)           (393,090)
           Gain on disposal of capital assets                      -                -                -             (48,133)
           Severance pay                                           -           90,000                -              90,000
           Write-down of marketable securities               101,265          118,807           86,680           1,109,162
           Write-down of advances                             14,375          113,779                -             135,481
                                                          ----------       ----------        ---------         -----------
                                                          $  726,373       $  592,273        $ 324,652         $ 6,027,110
                                                          ==========       ==========        =========         ===========

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 8
(Stated in U.S. dollars)
------------------------


Note 8  Related Party Transactions - Notes 3, 4 and 13 - (cont'd)
        --------------------------

        Included in accounts receivable at December 31, 1998 is $12,590 due from companies related by virtue of having directors in common.

        Included in accounts payable at December 31, 1999 is $11,592 (1998:
        $19,372) in fees due to directors and companies controlled by directors of the company.

        Due to related parties at December 31, 1999 includes $43,301 (1998:
        $130,961) due to a director in respect to advances to the company that accrue interest at 1.25% per month, compound monthly, are unsecured and are payable on thirty days notice of demand. The balance of amounts due to related parties at December 31, 1999 in the amount of $145,565 (1998:
        $43,067) are due to directors of the company for unpaid fees for services. These amounts are non-interest bearing, unsecured and payable on demand.

Note 9  Capital Stock - Note 13
        -------------

        Authorized:

          250,000,000 common shares without nominal or par value
          250,000,000 preferred shares without nominal or par value

        Commitments:
        Stock-Based Compensation

        Effective January 2, 1990, the company established the Share Option Plan. Under the terms of this plan, officers, directors and employees may be granted options to purchase common shares of the company at the closing price of the company's common stock on the date of the grant, with no option being granted below $0.067 (CDN$0.10) per share. Options are not granted to anyone other than the aforementioned individuals. The options may be granted with varying terms until expiry, with a maximum term of 5 years. There are no specific vesting requirements under the plan. The aggregate number of securities reserved for issuance under the terms of the plan may not exceed 10% of the outstanding listed securities of the company (on a non-diluted basis) and the aggregate number of securities reserved for issuance to any one party may not exceed 5% of the outstanding listed securities of the company (on a non-diluted basis).

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 9
(Stated in U.S. dollars)
------------------------

Note 9    Capital Stock - Note 13 - (cont'd)
          -------------

          Presented below is a summary of the stock option plan activity for the years shown:


                                            Number of           Weighted Average
                                           Stock Options         Exercise Price
                                           -------------         --------------
     Balance, December 31, 1996                  880,000                  $0.17
     Cancelled                                  (880,000)                 $0.17
     Granted                                   3,425,000                  $0.07
     Exercised                                  (650,000)                 $0.07
                                             -----------           ------------
     Balance, December 31, 1997                2,775,000                  $0.07
     Granted                                   5,010,000                  $0.07
     Exercised                                (3,450,000)                 $0.07
                                             -----------           ------------
     Balance, December 31, 1998                4,335,000                  $0.07
     Cancelled                                  (500,000)                 $0.07
     Granted                                   7,375,000                  $0.64
     Exercised                                (4,881,000)                 $0.08
                                             -----------           ------------
     Balance, December 31, 1999                6,329,000                  $0.81
                                             ===========           ============

       The number of stock options outstanding is equal to the number exercisable as there are no vesting provisions.

       The company grants stock options at exercise prices equal to the fair market value of the company's stock at the date of the grant. Pursuant to APBO No. 25, no compensation expense is recognized in this circumstance. Under SFAS No. 123, if the company elects to follow APBO No. 25, it is required to present pro-forma information as to the effect on income and earnings per share as if the company had accounted for its employee stock options under the fair value method of that statement. Had compensation cost been determined based on the fair value at the grant dates for those options issued to directors and employees, the company's net loss and loss per share would have been increased to the pro-forma amounts indicated below:

                                                   1999               1998             1997
                                                   ----               ----             ----
     Loss                   As reported         $1,684,468         $  981,598        $678,156
                            Pro-forma           $5,420,133         $1,193,652        $816,184

     Loss per share         As reported         $     0.03         $     0.02        $   0.02
                            Pro-forma           $     0.08         $     0.02        $   0.02

       Pro-forma diluted loss per share has not been presented because assuming the conversion of stock options would have an anti-dilutive effect.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 10
(Stated in U.S. dollars)
------------------------


Note 9  Capital Stock - Note 13 - (cont'd)
        -------------

        The weighted average fair value at date of grant of the options granted were as follows:

                                                       1999             1998             1997
                                                       ----             ----             ----
         Weighted average fair value                 $     0.51       $     0.05       $     0.04
         Total options granted                        7,375,000        5,010,000        3,425,000
         Total fair value of all options granted     $3,735,665       $  212,054       $  138,028

         The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

                                                       1999            1998           1997
                                                       ----            ----           ----
         Expected dividend yield                        0.0%            0.0%           0.0%
         Expected volatility                            250%            195%           155%
         Risk-free interest rate                       5.46%           5.36%          6.45%
         Expected term in years                           1               1              1

         The following common share purchase options were outstanding at December 31, 1999 entitling the holders thereof the right to purchase one common share for each option held:

                                                                Exercise Price
                                     Number of Options            Per Share                Expiry Date
                                     -----------------            ---------                -----------
           Directors                       2,300,000           $  1.00                        July 16, 2001

           Employees                          95,000           $  0.067 (CDN$0.10)         October 20, 2000
                                           1,275,000           $  0.067 (CDN$0.10)         January 31, 2001
                                             550,000           $  0.097 (CDN$0.14)            March 9, 2001
                                             684,000           $  1.00                        July 16, 2001
                                             675,000           $  1.00                    November 25, 2001
                                             750,000           $  1.00                    December 22, 2001
                                           ---------
                                           6,329,000
                                           =========

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 11
(Stated in U.S. dollars)
------------------------


Note 9  Capital Stock - Note 13 - (cont'd)
        -------------

        Share Purchase Warrants

        The following share purchase warrants were outstanding at December 31, 1999 entitling the holders thereof the right to acquire one common share for each warrant held:

                 Number of       Exercise Price
                  Warrants         Per Share           Expiry Date
                  --------         ---------           -----------

                 3,100,000    $ 0.067 (CDN$0.10)    September 30, 2000
                   925,000    $ 0.067 (CDN$0.10)      January 31, 2001
                   975,000    $ 0.131 (CDN$0.19)        March 23, 2001
                   500,000    $ 0.503 (CDN$0.73)          May 19, 2001
                   750,000    $ 1.100                    July 15, 2001
                 ---------
                 6,250,000
                 =========

Note 10 Supplementary Cash Flow Information
        -----------------------------------

        Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. The following transactions have been excluded:

                                                                                                    January 1, 1992
                                                                                                    (Date of Incep-
                                                                                                    tion of Develop-
                                                                                                     ment Stage) to
                 Type of                                                                              December 31,
                Issuance                      1999                1998                1997                1999
                --------                      ----                ----                ----                ----
        For settlement of debt           $           -        $          -       $           -       $   1,290,039
        For payment of interest                      -                   -                   -              13,950
        Conversion of debentures                     -                   -                   -             981,544
                                           -----------          ----------         -----------          ----------
                                         $           -        $          -       $           -        $  2,285,533
                                           ===========          ==========         ===========          ==========

Note 11 Deferred Tax Assets
        -------------------

        The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after December 15, 1992. FAS 109 requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 12
(Stated in U.S. dollars)
------------------------

Note 11  Deferred Tax Assets - (cont'd)
         -------------------

         The following table summarizes the significant components of the company's deferred tax assets:

                                                                        Total
                                                                        -----
         Deferred Tax Assets
          Net operating loss carryforward                              $ 14,500,000
          Capital asset amortization                                        120,000
                                                                       ------------
                                                                       $ 14,620,000
                                                                       ============
         Gross deferred tax assets                                     $  7,310,000
         Valuation allowance for deferred tax asset                      (7,310,000)
                                                                       ------------
                                                                       $          -
                                                                       ============

         The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards, which is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 12  Income Taxes
         ------------

         No provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 1999, the company has net operating loss carryforwards, which expire commencing in 2005 totalling approximately $14,500,000. The potential tax benefit of these losses, if any, has not been recorded in the financial statements.

Note 13  Subsequent Events
         -----------------

         i) Subsequent to December 31, 1999, the company issued the following common shares:

                 Number           Exercise Price              Nature of             Cash
               of Shares            Per Share                Transaction          Proceeds
               ---------            ---------                -----------          --------
                 415,000              $0.069         Share purchase options       $ 28,635
                 825,000              $0.069         Share purchase warrants        56,925
                  50,000              $0.097         Share purchase options          4,850
                  50,000              $1.000         Share purchase options         50,000
               ---------                                                          --------
               1,340,000                                                          $140,410
               ---------                                                          --------

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 13
(Stated in U.S. dollars)
------------------------

Note 13   Subsequent Events - (cont'd)
          -----------------

          ii) On January 26, 2000, the company entered into private placement agreements to sell 250,000 units at US$4.00 per unit. Each unit consists of 1 common share and 1 share purchase warrant to purchase 1 common share at US$4.00 per share, exercisable until January 26, 2002. The total proceeds of US$4.00 per unit will be applied to the common shares only.

          iii) On February 17, 2000, the company granted officers and a consultant share purchase options which entitle the holders thereof the right to purchase up to 900,000 common shares of the company at an exercise price US$5.00 per share. These options expire February 17, 2002 and are subject to regulatory approval.

          iv) On March 3, 2000, the company reached a settlement with a creditor of the company and paid $52,657 to this creditor. This amount was included in accounts payable at December 31, 1999.


Note 14   New Accounting Standards
          ------------------------

          In April 1998, the Accounting Standards Executive committee issued SOP 98-5, "Reporting on the cost of start-up activities". This statement is effective for fiscal years beginning after December 15, 1998. Adopting this standard will not have a material impact on the company's financial position, results of operations or cash flows.

          In June 1998, the Financial Accounting Standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which standardized the accounting for derivative instruments. SFAS is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Adopting this standard will not have a significant impact on the company's financial positions, results of operations or cash flows.

          In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". Adopting this Bulletin does not have a significant impact on the company's financial position, results of operations or cash flows.

Note 15   Contingent Liability
          --------------------

          There is a contingent liability in respect to a default judgement entered against the company's subsidiary, USA Video Corporation, in Texas, USA with regard to the company's lease of premises in Dallas, Texas in the amount of $505,169 ($25,399 included in accounts payable at December 31, 1999). The company vacated its premises in Dallas, Texas during the year ended December 31, 1995 and a claim was made to the company for the total amount payable under the terms of the lease through the term of the lease, ending in 2002. Management of the company is of the opinion that the amount payable under the terms of this judgement is not determinable at this time as the landlords renting the property to another party may substantially mitigate the damages. Any settlement resulting from the resolution of this contingency will be accounted for during the year of the settlement. The range of possible loss is NIL to $505,169.

USA Video Interactive Corp.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 1999 and 1998 - Page 14
(Stated in U.S. dollars)
------------------------

Note 16   Uncertainty Due to the Year 2000 Issue
          --------------------------------------

          The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, suppliers or other third parties, have been fully resolved.

Note 17   Valuation and Qualifying Accounts
          ---------------------------------

       Balance of write-down of advances receivable at December 31, 1997                   $        -
       Additional write-downs                                                                 130,631
       Collection                                                                                   -
                                                                                           ----------
       Balance of write-down of advances receivable at December 31, 1998                      130,631
       Additional write-downs                                                                 152,006
       Collections                                                                           (130,631)
                                                                                           ----------
       Balance of write-down of advances receivable at December 31, 1999                   $   21,375
                                                                                           ==========


Note 18   Comparative Figures
          -------------------

          Certain of the comparative figures have been restated to conform to the current year's presentation.

ITEM 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     No changes in and disagreements with accountants are reportable pursuant to this item.

ITEM 15(a).  Financial Statements

                  Index to Consolidated Financial Statements

Report of Independent Auditors..............................................................................   52

Balance Sheets as of December 31, 1999 and December 31, 1998................................................   53

Income Statements for the years ended December 31, 1999, 1998 and 1997......................................   54

Statement of Stockholders Equity for the years ended December 31, 1986 to December 31, 1999 and
January 1, 1992 to December 31, 1999........................................................................   56

Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...............................   63

Notes to Financial Statements...............................................................................   67

ITEM 15(b).  Exhibits

  Exhibit No.     Description
--------------    ------------------------------------------------------------
    3.1*          Articles of Continuance (Wyoming) filed February 16, 1995

    3.2*          Articles of Amendment (Alberta) filed January 3, 1995

    3.3*          Articles of Amendment (Alberta) filed June 28, 1993

    3.4*          Articles of Amendment (Alberta) filed April 6, 1992

    3.5*          Articles of Amendment (Alberta) filed September 1, 1989

    3.6*          Articles of Incorporation (Alberta) filed April 18, 1986

    3.7*          Bylaws

    4.1*          Specimen Share Certificate for Common Shares

    4.2*          Form of Warrants

    4.3*          Share Option Plan

    4.4*          Form of Share Option Agreement (Directors)

    4.5*          Form of Share Option Agreement (Consultant/Employee)

    10.2*         Client Referral Agreement dated May 3, 1999 between UUNET
                  Technologies, Inc. and registrant

    10.3*         Co-Location Services Agreement dated June 3, 1999 between UUNET
                  Technologies, Inc. and registrant

    10.4*         Alliance Partner Agreement dated November 11, 1999 between Exodus
                  Communications, Inc. and registrant

    10.5* Employment Agreement dated April 27, 2000 between William Meyer and registrant.

    21  *         List of Subsidiaries

    27            Financial Data Schedule

    99.1*         Certification of and Consent to Use of Statements Contained in Form 10 by Patent Counsel

    99.2*         Letter from Brian Hearn of the U.S. Patent and Trademark Office dated June 12, 2000

*  Filed previously with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

USA VIDEO INTERACTIVE CORP.


Date: August 10, 2000

By:  /s/ Edwin Molina
   ------------------------------------
   Edwin Molina, President
   Chief Executive Officer and Director

Item 15(b). Exhibits

  Exhibit No.     Description
----------------  ---------------------------------------------------------------
        3.1*      Articles of Continuance (Wyoming) filed February 16, 1995
        3.2*      Articles of Amendment (Alberta) filed January 3, 1995
        3.3*      Articles of Amendment (Alberta) filed June 28, 1993
        3.4*      Articles of Amendment (Alberta) filed April 6, 1992
        3.5*      Articles of Amendment (Alberta) filed September 1, 1989
        3.6*      Articles of Incorporation (Alberta) filed April 18, 1986
        3.7*      Bylaws
        4.1*      Specimen Share Certificate for Common Shares
        4.2*      Form of Warrants
        4.3*      Share Option Plan
        4.4*      Form of Share Option Agreement (Directors)
        4.5*      Form of Share Option Agreement (Consultant/Employee)
       10.2*      Client Referral Agreement dated May 3, 1999 between UUNET
                  Technologies, Inc. and registrant
       10.3*      Co-Location Services Agreement dated June 3, 1999 between UUNET
                  Technologies, Inc. and registrant
       10.4*      Alliance Partner Agreement dated November 11, 1999 between Exodus
                  Communications, Inc. and registrant
       10.5*      Employment Agreement dated April 27, 2000 between William
                  Meyer and registrant
         21*      List of Subsidiaries
         27       Financial Data Schedule
       99.1*      Certification of and Consent to Use of Statements Contained in Form 10 by Patent Counsel
       99.2*      Letter from Brian Hearn of the U.S. Patent and Trademark Office dated June 12, 2000

*  Filed previously with the Securities and Exchange Commission